UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  FORM U-13-60


                                 ANNUAL REPORT

                                 FOR THE PERIOD

  Beginning      January 1, 2002       and Ending      December 31, 2002
               ------------------                    ---------------------

                                     TO THE
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                                       OF


                     Alliant Energy Corporate Services, Inc.
--------------------------------------------------------------------------------
                       (Exact Name of Reporting Company)

A                       Subsidiary                   Service Company
--------------------------------------------------------------------------------
                 ( Mutual   or   Subsidiary )

Date of Incorporation   December 8, 1997           If not Incorporated, Date of Organization
                       -------------------
State or Sovereign Power under which Incorporated or Organized            Iowa
                                                                       -------------
Location of Principal Executive Offices of Reporting Company        Cedar Rapids, Iowa
                                                                  ------------------------
 Name, title, and address of officer to whom correspondence concerning this report should be addressed:

 John E. Kratchmer,  Vice President - Controller and Chief Accounting Officer,  4902 N. Biltmore Lane, Madison, Wisconsin 53718
--------------------------------------------------------------------------------------------------------------------------------
                (Name)                  (Title)                                         (Address)


Name of Principal Holding Company Whose Subsidiaries are served by Reporting Company:

                           Alliant Energy Corporation
--------------------------------------------------------------------------------

                      INSTRUCTIONS FOR USE OF FORM U-13-60

1.   Time of Filing.
     Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2.   Number of Copies.
     Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report become necessary.

3.   Period Covered by Report.
     The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

4.   Report Format.
     Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to each size.

5.   Money Amounts Displayed.
     All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (210.3-01(b)).

6.   Deficits Displayed.
     Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X, 210-3.01(c)).

7.   Major Amendments or Corrections.
     Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

8.   Definitions.
     Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

9.   Organization Chart.
     The service company shall submit with each annual report a copy of its current organization chart.

10.  Methods of Allocation.
     The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11.  Annual Statement of Compensation for Use of Capital Billed.
     The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.




-----------------------------------------------------------------------------------------------
                LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS                        Page
                                                                                    Number
-----------------------------------------------------------------------------------------------
                                                            Schedule or Account
     Description of Schedules and Accounts                        Number
-----------------------------------------------------------------------------------------------
     COMPARATIVE BALANCE SHEET                              Schedule I                5-6
     SERVICE COMPANY PROPERTY                               Schedule II               7-8
     ACCUMULATED PROVISION FOR DEPRECIATION
     AND AMORTIZATION OF SERVICE COMPANY
     PROPERTY                                               Schedule III               9
     INVESTMENTS                                            Schedule IV               10
     ACCOUNTS RECEIVABLE FROM ASSOCIATE
     COMPANIES                                              Schedule V                11
     FUEL STOCK EXPENSES UNDISTRIBUTED                      Schedule VI               12
     STORES EXPENSE UNDISTRIBUTED                           Schedule VII              13
     MISCELLANEOUS CURRENT AND ACCRUED ASSETS               Schedule VIII             14
     MISCELLANEOUS DEFERRED DEBITS                          Schedule IX               15
     RESEARCH, DEVELOPMENT, OR DEMONSTRATION
     EXPENDITURES                                           Schedule X                16
     PROPRIETARY CAPITAL                                    Schedule XI               17
     LONG-TERM DEBT                                         Schedule XII              18
     CURRENT AND ACCRUED LIABILITIES                        Schedule XIII             19
     NOTES TO FINANCIAL STATEMENTS                          Schedule XIV             20-23
     STATEMENT OF INCOME                                    Schedule XV               24
     ANALYSIS OF BILLING-ASSOCIATE COMPANIES                Account 457               25
     ANALYSIS OF BILLING-NONASSOCIATE COMPANIES             Account 458               26
     ANALYSIS OF CHARGES FOR SERVICE-ASSOCIATE
     AND NONASSOCIATE COMPANIES                             Schedule XVI              27
     SCHEDULE OF EXPENSE DISTRIBUTION BY
     DEPARTMENT OR SERVICE FUNCTION                         Schedule XVII            28-30
     DEPARTMENTAL ANALYSIS OF SALARIES                      Account 920               31
     OUTSIDE SERVICES EMPLOYED                              Account 923              32-38
     EMPLOYEE PENSIONS AND BENEFITS                         Account 926               39
     GENERAL ADVERTISING EXPENSES                           Account 930.1            40-42
     MISCELLANEOUS GENERAL EXPENSES                         Account 930.2             43
     RENTS                                                  Account 931               44
     TAXES OTHER THAN INCOME TAXES                          Account 408               45
     DONATIONS                                              Account 426.1             46
     OTHER DEDUCTIONS                                       Account 426.5             47
     NOTES TO STATEMENT OF INCOME                           Schedule XVIII            48

-----------------------------------------------------------------------------------------------




--------------------------------------------------------------------------------------------
          LISTING OF INSTRUCTIONAL FILING REQUIREMENTS                     Page
                                                                          Number
--------------------------------------------------------------------------------------------

      Description of Reports or Statements
--------------------------------------------------------------------------------------------
         EXECUTIVE ORGANIZATION CHART                                        49


          METHODS OF ALLOCATION                                             50-53


          ANNUAL STATEMENT OF COMPENSATION FOR USE                            54
          OF CAPITAL BILLED































--------------------------------------------------------------------------------------------


                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.


------------------------------------------------------------------------------------------------------------------------
                                         SCHEDULE I - COMPARATIVE BALANCE SHEET
                    Give balance sheet of the Company as of December 31 of the current and prior year
------------------------------------------------------------------------------------------------------------------------
   ACCOUNT                           ASSETS AND OTHER DEBITS                                   AS OF DECEMBER 31
------------------------------------------------------------------------------------------------------------------------
                                                                                          CURRENT             PRIOR
                                                                                   -------------------------------------

            SERVICE COMPANY PROPERTY
   101      Service company property                                (Schedule II)       $ 77,408,788       $ 13,786,382
   107      Construction work in progress                           (Schedule II)          6,659,447         37,582,630
                                                                                   -------------------------------------
                 Total Property                                                           84,068,235         51,369,012
                                                                                   -------------------------------------

   108      Less accumulated provision for depreciation and
            amortization of service company property               (Schedule III)         (8,565,815)        (2,356,581)
                                                                                   -------------------------------------
                 Net Service Company Property                                             75,502,420         49,012,431
                                                                                   -------------------------------------

            INVESTMENTS
   123      Investments in associate companies                      (Schedule IV)         27,583,000         29,553,000
   124      Other investments                                       (Schedule IV)              6,037              6,037
                                                                                   -------------------------------------
                 Total Investments                                                        27,589,037         29,559,037
                                                                                   -------------------------------------

            CURRENT AND ACCRUED ASSETS
   131      Cash                                                                             956,034            857,731
   134      Special deposits                                                                       -                  -
   135      Working funds                                                                          -                  -
   136      Temporary cash investments                              (Schedule IV)                  -                  -
   141      Notes receivable                                                                       -                  -
   143      Accounts receivable                                                            2,564,655          4,199,689
   144      Accumulated provision for uncollectible accounts                                 (47,353)           (52,817)
   146      Accounts receivable from associate companies            (Schedule V)          58,379,874         44,129,415
   152      Fuel stock expenses undistributed                       (Schedule VI)                  -                  -
   154      Materials and supplies                                                                 -                  -
   163      Stores expense undistributed                           (Schedule VII)                  -                  -
   165      Prepayments                                                                    2,978,316          3,546,749
   174      Miscellaneous current and accrued assets               (Schedule VIII)                 -                  -
                                                                                   -------------------------------------
                 Total Current and Accrued Assets                                         64,831,526         52,680,767
                                                                                   -------------------------------------

            DEFERRED DEBITS
   181      Unamortized debt expense                                                               -                  -
   184      Clearing accounts                                                                      -                  -
   186      Miscellaneous deferred debits                           (Schedule IX)                  -                  -
   188      Research, development, or demonstration
            expenditures                                            (Schedule X)                   -                  -
   190      Accumulated deferred income taxes                                             12,849,006         14,866,781
                                                                                   -------------------------------------
                 Total Deferred Debits                                                    12,849,006         14,866,781
                                                                                   -------------------------------------

                 TOTAL ASSETS AND OTHER DEBITS                                         $ 180,771,989      $ 146,119,016
                                                                                   =====================================


------------------------------------------------------------------------------------------------------------------------

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.


------------------------------------------------------------------------------------------------------------------------
                                         SCHEDULE I - COMPARATIVE BALANCE SHEET
------------------------------------------------------------------------------------------------------------------------
   ACCOUNT                           LIABILITIES AND PROPRIETARY CAPITAL                       AS OF DECEMBER 31
------------------------------------------------------------------------------------------------------------------------
                                                                                           CURRENT             PRIOR
                                                                                   -------------------------------------
            PROPRIETARY CAPITAL
   201      Common stock issued                                     (Schedule XI)                $ 1                $ 1
   211      Miscellaneous paid in capital                           (Schedule XI)                  -                  -
   215      Appropriated retained earnings                          (Schedule XI)                  -                  -
   216      Unappropriated retained earnings                        (Schedule XI)                  -                  -
                                                                                   -------------------------------------
                 Total Proprietary Capital                                                         1                  1
                                                                                   -------------------------------------

            LONG-TERM DEBT
   223      Advances from associate companies                      (Schedule XII)                  -          2,599,906
   224      Other long-term debt                                   (Schedule XII)                  -                  -
   225      Unamortized premium on long-term debt                                                  -                  -
   226      Unamortized discount on long-term debt-debit                                           -                  -
                                                                                   -------------------------------------
                 Total Long-term Debt                                                              -          2,599,906
                                                                                   -------------------------------------

            CURRENT AND ACCRUED LIABILITIES
   231      Notes payable
   232      Accounts payable                                                              49,028,383         42,784,226
   233      Notes payable to associate companies                   (Schedule XIII)        79,002,114         39,895,717
   234      Accounts payable to associate companies                (Schedule XIII)        12,532,206          6,144,596
   236      Taxes accrued                                                                    633,550          4,582,369
   237      Interest accrued                                                                       -                  -
   238      Dividends declared                                                                     -                  -
   241      Tax collections payable                                                        1,102,831          1,165,590
   242      Miscellaneous current and accrued liabilities          (Schedule XIII)        10,821,954         21,993,202
                                                                                   -------------------------------------
                 Total Current and Accrued Liabilities                                   153,121,038        116,565,700
                                                                                   -------------------------------------

            DEFERRED CREDITS
   253      Other deferred credits                                                        27,650,950         26,953,409
   255      Accumulated deferred investment tax credits                                            -                  -
                                                                                   -------------------------------------
                 Total Deferred Credits                                                   27,650,950         26,953,409
                                                                                   -------------------------------------

   282      ACCUMULATED DEFERRED INCOME TAXES                                                      -                  -


                                                                                   -------------------------------------
            TOTAL LIABILITIES AND PROPRIETARY CAPITAL                                  $ 180,771,989      $ 146,119,016
                                                                                   =====================================


------------------------------------------------------------------------------------------------------------------------

                                     ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                               For the Year Ended December 31, 2002

---------------------------------------------------------------------------------------------------------------------------
                                              SCHEDULE II - SERVICE COMPANY PROPERTY
---------------------------------------------------------------------------------------------------------------------------
                                   BALANCE AT                               RETIREMENT                       BALANCE AT
  DESCRIPTION                      BEGINNING                                   OR             OTHER           CLOSE OF
                                    OF YEAR              ADDITIONS            SALES          CHANGES (1)        YEAR
--------------------------------------------------------------------------------------------------------------------------
SERVICE COMPANY
       PROPERTY

Account
301    ORGANIZATION

303    MISCELLANEOUS
       INTANGIBLE PLANT             $  13,786,382       $  63,622,406                                       $  77,408,788

304    LAND AND LAND
       RIGHTS

305    STRUCTURES AND
       IMPROVEMENTS

306    LEASEHOLD
       IMPROVEMENTS

307    EQUIPMENT (2)

308    OFFICE FURNITURE
       AND EQUIPMENT

309    AUTOMOBILES, OTHER
       VEHICLES AND
       RELATED GARAGE
       EQUIPMENT

310    AIRCRAFT AND
       AIRPORT EQUIPMENT

311    OTHER SERVICE
       COMPANY PROPERTY (3)


                                   ----------------------------------------------------------------------------------------
                 SUB-TOTAL          $  13,786,382       $  63,622,406          -                -           $  77,408,788
                                   ----------------------------------------------------------------------------------------

107    CONSTRUCTION
       WORK IN
       PROGRESS (4)                 $  37,582,630       $  32,699,223          -         $  (63,622,406)    $   6,659,447

                                   ----------------------------------------------------------------------------------------

                 TOTAL              $  51,369,012       $  96,321,629          -         $  (63,622,406)    $  84,068,235
---------------------------------------------------------------------------------------------------------------------------
  1   PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:

      Various software projects of $63,622,406 placed in service in 2002 including a new Enterprise Resource Planning (ERP)
      system totaling $49 million.

---------------------------------------------------------------------------------------------------------------------------



                                                  SCHEDULE II - CONTINUED


---------------------------------------------------------------------------------------------------------------------------
  2   SUBACCOUNTS ARE REQUIRED FOR EACH CLASS OF EQUIPMENT OWNED.  THE SERVICE COMPANY
      SHALL PROVIDE A LISTING BY SUBACCOUNT OF EQUIPMENT ADDITIONS DURING THE YEAR AND
      THE BALANCE AT THE CLOSE OF THE YEAR:

---------------------------------------------------------------------------------------------------------------------------
                                                                                                         BALANCE AT
                                 SUBACCOUNT DESCRIPTION                               ADDITIONS            CLOSE
                                                                                                          OF YEAR

---------------------------------------------------------------------------------------------------------------------------

       None



















                                                                                         ----------------------------------
                                                                                  TOTAL

---------------------------------------------------------------------------------------------------------------------------
  3   DESCRIBE OTHER SERVICE COMPANY PROPERTY:

      None









---------------------------------------------------------------------------------------------------------------------------
  4    DESCRIBE CONSTRUCTION WORK IN PROGRESS:

       Alliant Energy Corporate Services, Inc. is capitalizing certain software costs.  These costs will be in construction work in progress until the software is in service.
---------------------------------------------------------------------------------------------------------------------------

                                     ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                               For the Year Ended December 31, 2002

---------------------------------------------------------------------------------------------------------------------------

                                                       SCHEDULE III
                                ACCUMULATED PROVISION FOR DEPRECIATION AND AMORTIZATION OF
                                                 SERVICE COMPANY PROPERTY

---------------------------------------------------------------------------------------------------------------------------
                                 BALANCE AT        ADDITIONS                                              BALANCE AT
        DESCRIPTION              BEGINNING          CHARGED          RETIREMENTS    OTHER CHANGES          CLOSE OF
                                  OF YEAR            TO                             ADD (DEDUCT) (1)         YEAR
                                                     ACCOUNT 403
---------------------------------------------------------------------------------------------------------------------------

Account
301    ORGANIZATION

303    MISCELLANEOUS
       INTANGIBLE PLANT           $  2,356,581       $ 6,209,234                                         $  8,565,815

304    LAND AND LAND
       RIGHTS

305    STRUCTURES AND
       IMPROVEMENTS

306    LEASEHOLD
       IMPROVEMENTS

307    EQUIPMENT

308    OFFICE FURNITURE
       AND EQUIPMENT

309    AUTOMOBILES, OTHER
       VEHICLES AND
       RELATED GARAGE
       EQUIPMENT

310    AIRCRAFT AND
       AIRPORT EQUIPMENT

311    OTHER SERVICE
       COMPANY PROPERTY

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
   1  PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:



---------------------------------------------------------------------------------------------------------------------------

                              ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                        For the Year Ended December 31, 2002

----------------------------------------------------------------------------------------------------------------------

                                              SCHEDULE IV - INVESTMENTS

----------------------------------------------------------------------------------------------------------------------

              INSTRUCTIONS:        Complete the following schedule concerning investments.
                                   Under Account 124, "Other Investments", state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.
                                   Under Account 136, "Temporary Cash Investments", list each investment separately.

----------------------------------------------------------------------------------------------------------------------

                                                                                    BALANCE AT         BALANCE AT
                                                                                     BEGINNING            CLOSE
              DESCRIPTION                                                             OF YEAR            OF YEAR

----------------------------------------------------------------------------------------------------------------------


ACCOUNT 123 - INVESTMENT IN ASSOCIATE COMPANIES
              Alliant Energy Corporation                                              $    132,871       $    121,189
              Wisconsin Power and Light Company                                         11,447,226         10,730,303
              Interstate Power and Light Company                                        17,060,542         15,897,414
              Alliant Energy Resources, Inc.                                               912,361            834,094
                                                                                 -------------------------------------
                                                                                        29,553,000         27,583,000
                                                                                 -------------------------------------






ACCOUNT 124 - OTHER INVESTMENTS
              Grantor Trust Deposits                                                         6,037              6,037






ACCOUNT 136 - TEMPORARY CASH INVESTMENTS                                                         -                  -








                                                                                 -------------------------------------
                                                                           TOTAL      $ 29,559,037       $ 27,589,037
----------------------------------------------------------------------------------------------------------------------


                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                         For the Year Ended December 31, 2002

------------------------------------------------------------------------------------------------------------------------
                               SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
------------------------------------------------------------------------------------------------------------------------
                         INSTRUCTIONS:       Complete the following schedule listing accounts receivable from each associate company.  Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each
                                             associate company by subaccount should be provided.

------------------------------------------------------------------------------------------------------------------------

                                                                                       BALANCE AT         BALANCE AT
                                  DESCRIPTION                                           BEGINNING           CLOSE
                                                                                         OF YEAR           OF YEAR

------------------------------------------------------------------------------------------------------------------------

ACCOUNT 146 - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
    Alliant Energy Corporation                                                          $  1,399,161       $  1,181,778
    Alliant Energy SPE LLC                                                                       654              8,023
    Wisconsin Power and Light Company                                                     22,082,214         27,668,621
    South Beloit Water, Gas and Electric Company                                                   -             35,769
    WPL SPE LLC                                                                                    -              1,661
    Interstate Power and Light Company                                                    19,733,292         27,478,657
    Alliant Energy Resources, Inc.                                                           741,654          1,492,851
    Capital Square Financial Corporation                                                          42              1,176
    Whiting Petroleum Corporation                                                             (9,200)             5,474
    Alliant Energy Integrated Services Company                                                     -             53,224
    RMT, Inc.                                                                                  9,435             19,203
    Heartland Energy Group, Inc.                                                               5,792             17,806
    Cogenex Corporation                                                                        9,042             37,113
    Energys, Inc.                                                                                 34                326
    Alliant Energy Transportation, Inc.                                                        2,039             11,427
    Cedar Rapids and Iowa City Railway Company                                                 8,113             44,767
    IEI Barge Services, Inc.                                                                     295                  -
    Transfer Services, Inc.                                                                      231                 44
    Williams Bulk Transfer Inc.                                                                1,337              2,774
    Alliant Energy Investments, Inc.                                                           1,942             (2,275)
    Heartland Properties, Inc.                                                                 7,890             25,448
    Iowa Land and Building Company                                                            32,883             22,381
    Heartland Energy Services, Inc.                                                               19                343
    Village Lakeshares, LP                                                                        28                218
    Alliant Energy International, Inc.                                                        56,449            189,428
    AER Holding Company                                                                       11,437             15,223
    Industrial Energy Applications, Inc.                                                      32,758             31,208
    Energy Performance Services, Inc.                                                            422              1,248
    AEI Holding Company                                                                          654              2,338
    Alliant Energy Generation, Inc.                                                                -             18,674
    SmartEnergy, Inc.                                                                              -             13,882
    IPL SPE LLC                                                                                    -              1,064
    Prairie Ridge Business Park, L.C.                                                             (5)                 -
    Alliant International New Zealand Ltd.                                                     1,605                  -
    Schedin & Associates, Inc.                                                                  (418)                 -
    BFC Gas Company LLC                                                                         (384)                 -
                                                                                  --------------------------------------
                                                                            TOTAL       $ 44,129,415       $ 58,379,874
------------------------------------------------------------------------------------------------------------------------


ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                                                          TOTAL
                                                                                                          PAYMENTS
                                                                                                   ---------------------
    None
                                                                                                   ---------------------
                                                                                 TOTAL PAYMENTS
------------------------------------------------------------------------------------------------------------------------

                                 ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                           For the Year Ended December 31, 2002

-------------------------------------------------------------------------------------------------------------------------

                                     SCHEDULE VI - FUEL STOCK EXPENSES UNDISTRIBUTED

-------------------------------------------------------------------------------------------------------------------------

         INSTRUCTIONS:        Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company.  Under the section headed "Summary" listed below give an overall report of the fuel functions performed by the service company.

-------------------------------------------------------------------------------------------------------------------------
                              DESCRIPTION                                    LABOR          EXPENSES           TOTAL
-------------------------------------------------------------------------------------------------------------------------

ACCOUNT 152 - FUEL STOCK EXPENSES UNDISTRIBUTED                                                                 None

























                                                                        -------------------------------------------------
                                                                  TOTAL

-------------------------------------------------------------------------------------------------------------------------
SUMMARY:




-------------------------------------------------------------------------------------------------------------------------

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                          For the Year Ended December 31, 2002


-------------------------------------------------------------------------------------------------------------------------

                                      SCHEDULE VII - STORES EXPENSE UNDISTRIBUTED

-------------------------------------------------------------------------------------------------------------------------

         INSTRUCTIONS:        Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount
                              attributable to each associate company.


------------------------------------------------------------------------------------------------------------------------
         DESCRIPTION                                                        LABOR          EXPENSES           TOTAL
------------------------------------------------------------------------------------------------------------------------
ACCOUNT 163 - STORES EXPENSE UNDISTRIBUTED                                                                    None
































                                                                       -------------------------------------------------
                                                                 TOTAL
------------------------------------------------------------------------------------------------------------------------

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                          For the Year Ended December 31, 2002


------------------------------------------------------------------------------------------------------------------------

                                          SCHEDULE VIII
                              MISCELLANEOUS CURRENT AND ACCRUED ASSETS

------------------------------------------------------------------------------------------------------------------------

                        INSTRUCTIONS:       Provide detail of items in this account.  Items less
                                            than $10,000 may be grouped, showing the number of
                                            items in each group.

------------------------------------------------------------------------------------------------------------------------

                                                                                       BALANCE AT         BALANCE AT
                                                                                        BEGINNING            CLOSE
                                    DESCRIPTION                                          OF YEAR           OF YEAR

------------------------------------------------------------------------------------------------------------------------

ACCOUNT 174 - MISCELLANEOUS CURRENT AND ACCRUED ASSETS                                                       None































                                                                                    ------------------------------------
                                                                              TOTAL
------------------------------------------------------------------------------------------------------------------------

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                          For the Year Ended December 31, 2002

-------------------------------------------------------------------------------------------------------------------------

                                      SCHEDULE IX - MISCELLANEOUS DEFERRED DEBITS

-------------------------------------------------------------------------------------------------------------------------

                        INSTRUCTIONS:       Provide detail of items in this account.  Items less
                                            than $10,000 may be grouped by class showing the number
                                            of items in each class.

-------------------------------------------------------------------------------------------------------------------------

                                                                                       BALANCE AT         BALANCE AT
                                                                                        BEGINNING           CLOSE
                                    DESCRIPTION                                          OF YEAR           OF YEAR

-------------------------------------------------------------------------------------------------------------------------

ACCOUNT 186 - MISCELLANEOUS DEFERRED DEBITS                                                                  None































                                                                                    -------------------------------------
                                                                              TOTAL
-------------------------------------------------------------------------------------------------------------------------

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                          For the Year Ended December 31, 2002

-------------------------------------------------------------------------------------------------------------------------

                                                       SCHEDULE X
                                  RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES


-------------------------------------------------------------------------------------------------------------------------

                     INSTRUCTIONS: Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.

-------------------------------------------------------------------------------------------------------------------------

                                           DESCRIPTION                                                    AMOUNT

-------------------------------------------------------------------------------------------------------------------------
ACCOUNT 188 - RESEARCH, DEVELOPMENT, OR DEMONSTRATION EXPENDITURES                                         None































                                                                                                   ----------------------
                                                                                             TOTAL
-------------------------------------------------------------------------------------------------------------------------

                                            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                    For the Year Ended December 31, 2002

-----------------------------------------------------------------------------------------------------------------------------------
                                                     SCHEDULE XI - PROPRIETARY CAPITAL
-----------------------------------------------------------------------------------------------------------------------------------

    ACCOUNT                                             NUMBER OF            PAR OR STATED              OUTSTANDING
     NUMBER              CLASS OF STOCK                   SHARES                 VALUE                CLOSE OF PERIOD
                                                                                                 -----------------------------
                                                        AUTHORIZED            PER SHARE           NO. OF            TOTAL
                                                                                                   SHARES          AMOUNT
----------------------------------------------------------------------------------------------------------------------------------

201                    COMMON STOCK ISSUED                100               $ 0.01                 100              $ 1.00
----------------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS: Classify amounts in each account with brief explanation, disclosing the general nature of transactions which gave rise to the reported amounts.
----------------------------------------------------------------------------------------------------------------------------------
                 DESCRIPTION                                                                                        AMOUNT

----------------------------------------------------------------------------------------------------------------------------------

ACCOUNT 211 - MISCELLANEOUS PAID-IN CAPITAL                                                                            -





ACCOUNT 215 - APPROPRIATED RETAINED EARNINGS                                                                           -






                                                                                                                   ---------------
                                                                                                            TOTAL      -

----------------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing nonassociates per the General Instructions of the Uniform System
of Accounts.  For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.
----------------------------------------------------------------------------------------------------------------------------------

                                                        BALANCE AT           NET INCOME                              BALANCE AT
DESCRIPTION                                             BEGINNING               OR                 DIVIDENDS           CLOSE
                                                         OF YEAR              (LOSS)                 PAID             OF YEAR
----------------------------------------------------------------------------------------------------------------------------------


ACCOUNT 216 -
UNAPPROPRIATED
RETAINED EARNINGS                                         -                      -                   -                 -









                                                 ---------------------------------------------------------------------------------

                           TOTAL                          -                          -               -                 -
----------------------------------------------------------------------------------------------------------------------------------

                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                     For the Year Ended December 31, 2002

-----------------------------------------------------------------------------------------------------------------------------------

                                                        SCHEDULE XII - LONG-TERM DEBT


-----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Advances from associate companies should be reported separately for advances on notes, and advances on open account.
Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For
Account 224--Other long-term debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

-----------------------------------------------------------------------------------------------------------------------------------

                               TERMS OF OBLIGATION                                  BALANCE AT                          BALANCE AT
        NAME OF CREDITOR        CLASS & SERIES     DATE OF  INTEREST    AMOUNT    BEGINNING   ADDITIONS  DEDUCTIONS(1)  CLOSE
                                 OF OBLIGATION     MATURITY   RATE    AUTHORIZED    OF YEAR                             OF YEAR
-----------------------------------------------------------------------------------------------------------------------------------

ACCOUNT 223 - ADVANCES FROM
              ASSOCIATE COMPANIES:

  Advances on Open Account
        Alliant Energy Corporation                                               $ 2,599,906             $ 2,599,906       -



ACCOUNT 224 - OTHER LONG-TERM                                                                                              -
              DEBT:
  None






                                 ---------------------------------------------------------------------------------------------------
                    TOTAL                                                        $ 2,599,906             $ 2,599,906       -
 -----------------------------------------------------------------------------------------------------------------------------------

1  GIVE AN EXPLANATION OF DEDUCTIONS:

   Payout of $ 1.4 million and the reversal of the remaining estimated liability of $ 1.2 million for the
   Long-term Equity Incentive Plan

-----------------------------------------------------------------------------------------------------------------------------------


                                         ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                   For the Year Ended December 31, 2002

---------------------------------------------------------------------------------------------------------------------------

                                              SCHEDULE XIII - CURRENT AND ACCRUED LIABILITIES

---------------------------------------------------------------------------------------------------------------------------

           INSTRUCTIONS:             Provide balance of notes and accounts payable to each associate company.  Give description and amount of miscellaneous current and accrued liabilities.  Items less than $10,000 may be
                                     grouped, showing the number of items in each group.

---------------------------------------------------------------------------------------------------------------------------


                                                                                       BALANCE AT            BALANCE AT
                                                                                       BEGINNING               CLOSE
                            DESCRIPTION                                                 OF YEAR               OF YEAR

---------------------------------------------------------------------------------------------------------------------------
ACCOUNT 233 - NOTES PAYABLE TO ASSOCIATE COMPANIES
           Alliant Energy Corporation                                                  $ 168,758,935         $  79,002,114
           Wisconsin Power and Light Company                                             (90,816,105)                    -
           Interstate Power and Light Company                                            (38,047,113)                    -

                                                                                  -----------------------------------------
                                                                          TOTAL        $  39,895,717         $  79,002,114

---------------------------------------------------------------------------------------------------------------------------

ACCOUNT 234 - ACCOUNTS PAYABLE TO ASSOCIATE COMPANIES
           Alliant Energy Corporation                                                  $     132,456         $     191,448
           Alliant Energy SPE LLC                                                                  -                 4,427
           Wisconsin Power and Light Company                                               1,358,623             7,316,103
           South Beloit Water, Gas and Electric Company                                            -                   895
           Interstate Power and Light Company                                              3,226,774             4,245,662
           Alliant Energy Resources, Inc.                                                    850,784               274,103
           Alliant Energy Integrated Services Company                                              -                 2,553
           Cedar Rapids and Iowa City Railway Company                                              -                 1,729
           IEI Barge Services, Inc.                                                                -                   322
           Iowa Land and Building Company                                                    575,959               467,692
           Prairie Ridge Business Park, L.C.                                                       -                    37
           Alliant Energy International, Inc.                                                      -                10,201
           Alliant Energy Generation, Inc.                                                         -                16,701
           Alliant Energy Synfuel LLC                                                              -                   333

                                                                                  -----------------------------------------
                                                                          TOTAL        $   6,144,596         $  12,532,206
---------------------------------------------------------------------------------------------------------------------------

ACCOUNT 242 - MISCELLANEOUS CURRENT AND ACCRUED LIABILITIES
           Accrued Vacation                                                            $   6,614,235         $   7,165,845
           Accrued Incentive Compensation                                                 14,112,773             1,080,417
           Citigroup Delaware Lease Liablity                                                       -             1,938,342
           Payroll Deductions                                                                701,194               186,350
           Miscellaneous                                                                     565,000               451,000

                                                                                  -----------------------------------------
                                                                          TOTAL        $  21,993,202         $  10,821,954
---------------------------------------------------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------

                                  SCHEDULE XIV
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

INSTRUCTIONS: The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

--------------------------------------------------------------------------------


  1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  (a) General:
Alliant Energy Corporation (Alliant Energy), a Wisconsin corporation and registered holding company under the Public Utility Holding Company Act of 1935 (PUHCA), was created in the April 1998 merger of WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company. Alliant Energy Corporate Services, Inc. (the Company) is a wholly-owned subsidiary of Alliant Energy and is the service company for the Alliant Energy system providing associate companies with a variety of administrative, management and support services. The primary operating companies of the system are Interstate Power and Light Company (IP&L), Wisconsin Power and Light Company (WP&L) and Alliant Energy Resources, Inc.
(AER). AER also has numerous subsidiaries who procure services from the Company. On January 1, 2002 IPC merged with and into IESU and IESU changed its name to Interstate Power and Light Company.

(b) Income Taxes:
Deferred income taxes have been recorded by the Company to reflect the tax effects of temporary differences between the time when certain costs are recorded in the accounts and when they are deducted for tax purposes.

(c) Software Amortizaton Policy:
Alliant Energy Corporate Services, Inc. uses a five year amortization period for software.


2. NOTES PAYABLE TO ASSOCIATE COMPANIES:
Alliant Energy discontinued the use of its utility money pool in 2002 and WP&L and IP&L are now meeting any short-term borrowing needs they have by issuing commercial paper and borrowing on its bank lines of credit, respectively.


3.   LEASES:
At December 31, 2002, Alliant Energy Corporate Services, Inc.'s future minimum lease payments were as follows (in millions):


                      2003      2004       2005      2006       2007     Thereafter   Total
                     -------------------------------------------------------------------------

 Operating leases    $2.3        $3.0       $3.7      $3.9      $43.3      $2.8        $59.0


4.  PENSION AND OTHER POSTRETIREMENT BENEFITS:
For the defined benefit revision plan sponsored by Corporate Services, Alliant Energy allocates pension costs and contributions to IP&L, WP&L, Resources and the parent company based on labor costs of plan participants and any additional minimum pension liability based on each group's funded status.

Alliant Energy has several non-contributory defined benefit pension plans that cover substantially all of its employees. Benefits are based on the employees' years of service and compensation. Alliant Energy also provides certain postretirement health care and life benefits to eligible retirees. In general, the health care plans are contributory with participants' contributions adjusted regularly and the life insurance plans are non-contributory.


The weighted-average assumptions at the measurement date of September 30 were as follows:

                                          Qualified Pension Benefits                       Other Postretirement Benefits
                                         ------------------------------------------   ----------------------------------------
                                             2002          2001           2000            2002          2001          2000
                                         ------------- -------------  -------------   ------------- -------------  -----------

 Discount rate                              6.75%         7.25%          8.00%           6.75%         7.25%          8.00%
 Expected return on plan assets               9%            9%             9%              9%            9%            9%
 Rate of compensation increase             3.5-4.5%      3.5-4.5%       3.5-4.5%          3.5%          3.5%          3.5%
 Medical cost trend on covered charges:
       Initial trend rate                    N/A           N/A            N/A            10.8%         12.0%          9.0%
       Ultimate trend rate                   N/A           N/A            N/A              5%            5%            5%


The components of Alliant Energy's qualified pension benefits and other postretirement benefits costs were as follows (in millions):

                                          Qualified Pension Benefits                    Other Postretirement Benefits
                                      ------------------------------------------    -----------------------------------------

                                            2002          2001         2000              2002          2001          2000
                                      ------------- -------------  -------------    ------------- -------------  ------------

Service cost                                $12.9       $11.0          $11.1             $5.5          $4.0          $3.7
Interest cost                                39.7        38.2           36.7             12.7          10.6           9.8
Expected return on plan assets              (41.8)      (48.5)         (45.7)            (5.5)         (6.1)         (5.3)
Amortization of:
      Transition obligation (asset)          (2.0)       (2.4)          (2.4)             3.7           3.7           3.9
      Prior service cost                      2.7         2.7            2.6             (0.3)         (0.3)         (0.3)
      Actuarial loss (gain)                   2.1        (1.5)          (1.0)             0.5          (1.5)         (1.9)
                                      ------------ -----------  -------------    ------------- -------------  ------------
                                            $13.6       ($0.5)          $1.3            $16.6         $10.4          $9.9
                                      ============= =============  =============    ============= =============  ============



The assumed medical trend rates are critical assumptions in determining the service and interest cost and accumulated postretirement benefit obligation related to postretirement benefit costs. A one percent change in the medical trend rates for 2002, holding all other assumptions constant, would have the following effects (in millions):

                                                             1 Percent Increase          1 Percent Decrease
                                                           ----------------------      ----------------------

Effect on total of service and interest cost components          $ 1.9                         ( $1.7)
Effect on postretirement benefit obligation                      $19.4                         ($17.3)



A reconciliation of the funded status of Alliant Energy's plans to the amounts recognized on Alliant Energy's Consolidated Balance Sheets at December 31 was as follows (in millions):

                                                          Qualified Pension Benefits      Other Postretirement Benefits
                                                               2002           2001               2002          2001
                                                          -------------  -------------    --------------  -------------

  Change in benefit obligation:
        Net benefit obligation at beginning of year            $553.3         $483.6           $174.5        $130.7
        Service cost                                             12.9           11.0              5.5           4.0
        Interest cost                                            39.7           38.2             12.7          10.6
        Plan participants' contributions                            -              -              1.8           1.9
        Plan amendments                                           1.1              -             (0.9)            -
        Actuarial loss (gain)                                    33.0           56.6             34.3          40.7
        Gross benefits paid                                     (31.5)         (36.1)           (12.2)        (13.4)
                                                          -------------  -------------    --------------  -------------

          Net benefit obligation at end of year                 608.5          553.3            215.7         174.5
                                                          -------------  -------------    --------------  -------------


  Change in plan assets:
        Fair value of plan assets at beginning of year          483.3          556.3             73.8          83.0
        Actual return on plan assets                            (25.1)         (36.9)            (7.2)         (6.8)
        Employer contributions                                   40.0              -             11.1           9.1
        Plan participants' contributions                            -              -              1.8           1.9
        Gross benefits paid                                     (31.5)         (36.1)           (12.2)        (13.4)
                                                          -------------  ------------     --------------  -------------

           Fair value of plan assets at end of year             466.7          483.3             67.3          73.8
                                                          -------------  ------------     --------------  -------------


  Funded status at end of year                                 (141.8)         (70.0)          (148.4)       (100.7)
  Unrecognized net actuarial loss (gain)                        172.1           74.2             63.4          16.8
  Unrecognized prior service cost                                19.9           21.5             (0.9)         (0.9)
  Unrecognized net transition obligation (asset)                 (1.4)          (3.3)            36.7          41.1
                                                          -------------  -------------    --------------  -------------

        Net amount recognized at end of year                    $48.8          $22.4           ($49.2)       ($43.7)
                                                          =============  =============    ==============  =============

  Amounts recognized on the Consolidated
        Balance Sheets consist of:
         Prepaid benefit cost                                   $70.4          $45.5             $2.3          $2.1
         Accrued benefit cost                                   (21.6)         (23.1)          ($51.5)       ($45.8)
         Additional minimum liability                           (90.0)         (36.1)               -             -
         Intangible asset                                        16.5            8.7                -             -
         Accumulated other comprehensive loss                    73.5           27.4                -             -
                                                          -------------  -------------    --------------  -------------

         Net amount recognized at measurement date               48.8           22.4            (49.2)        (43.7)
                                                          -------------  -------------    --------------  -------------

  Contributions paid after 9/30 and prior to 12/31                  -              -              4.0           2.5
                                                          -------------  -------------    --------------  -------------

        Net amount recognized at 12/31                          $48.8          $22.4           ($45.2)       ($41.2)
                                                          =============  =============    ==============  =============


The benefit obligation and fair value of plan assets for the postretirement welfare plans with benefit obligations in excess of plan assets were $213.9 million and $64.3 million, respectively, at September 30, 2002 and $167.8 million and $64.5 million, respectively, at September 30, 2001. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the qualified pension plans with accumulated benefit obligations in excess of plan assets were $452.4 million, $418.8 million and $313.2 million, respectively, at September 30, 2002 and $293.9 million, $283.7 million and $225.7 million, respectively, at September 30, 2001. For the various Alliant Energy pension and postretirement plans, Alliant Energy common stock represented less than one percent of total plan investments at December 31, 2002 and 2001.

Alliant Energy sponsors several non-qualified pension plans that cover certain current and former key employees. At December 31, 2002 and 2001, the funded balances of such plans totaled approximately $4 million, none of which consisted of Alliant Energy common stock. Alliant Energy's pension benefit obligation under these plans was $38.2 million and $34.4 million at December 31, 2002 and 2001, respectively. Alliant Energy's pension expense under these plans was $4.3 million, $3.4 million and $3.6 million in 2002, 2001 and 2000, respectively.

Alliant Energy has various life insurance policies that cover certain key employees and directors. At December 31, 2002 and 2001, the cash surrender value of these investments was $32 million and $30 million, respectively.

Under Alliant Energy's deferred compensation plans, certain key employees and directors can defer part or all of their current compensation in company stock or interest accounts, which are held in grantor trusts. At December 31, 2002 and 2001, the fair market value of the trusts totaled approximately $4.9 million and $2.2 million, respectively, the majority of which consisted of Alliant Energy common stock.

A significant number of Alliant Energy employees also participate in defined contribution pension plans (401(k) and Employee Stock Ownership plans). Alliant Energy's contributions to the plans, which are based on the participants' level of contribution, were $9.2 million, $8.2 million, and $8.1 million in 2002, 2001 and 2000, respectively.



5.   RELATED PARTY ISSUES:
In association with the merger, IESU, WP&L and IPC (now IP&L and WP&L) entered into a System Coordination and Operating Agreement which bcame effective with the merger. The agreement, which has been approved by the Federal Energy Regulatory Commission (FERC), provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation and transmission systems of the two utility companies. In addition, the agreement allows the interconnected system to be operated as a single entity with off-system capacity sales and purchases made to market excess system capability or to meet system capability deficiencies. Such sales and purchases are allocated among the two utility companies based on procedures included in the agreement. The procedures were approved by both FERC and all state regulatory bodies having jurisdiction over these sales. Under the agreement, IP&L and WP&L are fully reimbursed for any generation expense incurred to support the sale to an affiliate or to a non-affiliate. Any margins on sales to non-affiliates are distributed to the two utilities in proportion to each utility's share of electric production at the time of sale.



6.   INVESTMENTS IN ASSOCIATE COMPANIES:
Certain employee benefits costs billed to the operating companies have not yet been funded by the Company. The balance recorded in Account 123, Investments in Associate Companies, is a result of the operating companies, in turn, not yet paying the Company for such costs. The Company's corresponding benefits liabilities are recorded in Account 223, Advances from Associate Companies and Account 253, Other Deferred Credits.



                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                     For the Year Ended December 31, 2002

------------------------------------------------------------------------------------------------------------------------------

                                                                 SCHEDULE XV
                                                             STATEMENT OF INCOME

------------------------------------------------------------------------------------------------------------------------------

ACCOUNT                  DESCRIPTION                                                     CURRENT YEAR           PRIOR YEAR
------------------------------------------------------------------------------------------------------------------------------


               INCOME
457            Services rendered to associate companies                                   $ 318,922,088        $ 273,349,216
458            Services rendered to nonassociate companies                                            -                    -
419            Interest income                                                                2,300,089            4,468,919
421            Miscellaneous income or loss                                                           -                    -
                                                                                ----------------------------------------------

                                                                  Total Income              321,222,177          277,818,135
                                                                                ----------------------------------------------

               EXPENSE
920            Salaries and wages                                                            90,415,711           91,450,708
921            Office supplies and expenses                                                  49,974,833           45,595,493
922            Administrative expense transferred -- credit                                           -                    -
923            Outside services employed                                                     61,375,340           41,280,756
924            Property insurance                                                             6,691,021            5,050,279
925            Injuries and damages                                                           6,692,752            1,381,025
926            Employee pensions and benefits                                                22,827,872           15,653,047
928            Regulatory commission expense                                                  1,734,682            1,578,647
930.1          General advertising expenses                                                   2,808,172            2,449,979
930.2          Miscellaneous general expenses                                                 6,122,610            8,695,582
931            Rents                                                                         35,347,654           39,106,972
932            Maintenance of structures and equipment                                        6,486,928            2,947,825
403            Depreciation and amortization expense                                          6,209,234            1,858,863
408            Taxes other than income taxes                                                  6,721,750            7,399,822
409            Income taxes                                                                  (1,075,832)           1,249,544
410            Provision for deferred income taxes                                            2,017,775                    -
411            Provision for deferred income taxes -- credit                                          -             (811,379)
411.5          Investment tax credit                                                                  -                    -
426.1          Donations                                                                        792,646              637,145
426.5          Other deductions                                                               8,164,479            5,768,256
427            Interest on long-term debt                                                             -                    -
430            Interest on debt to associate companies                                        3,025,450            5,412,423
431            Other interest expense                                                         4,889,100            1,113,148

                                                                                ----------------------------------------------
                                                                 Total Expense              321,222,177          277,818,135
                                                                                ----------------------------------------------



                                                                                ----------------------------------------------

                                                          Net Income or (Loss)            $           -        $           -
                                                                                ----------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

                                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                    For the Year Ended December 31, 2002

--------------------------------------------------------------------------------------------------------------------------------

                                                             ANALYSIS OF BILLING
                                                             ASSOCIATE COMPANIES
                                                                 ACCOUNT 457

--------------------------------------------------------------------------------------------------------------------------------

                                                               DIRECT              INDIRECT        COMPENSATION       TOTAL
                   NAME OF ASSOCIATE                            COSTS               COSTS             FOR USE         AMOUNT
                        COMPANY                                CHARGED             CHARGED          OF CAPITAL        BILLED
                                                         ---------------------------------------------------------
                                                                457-1               457-2             457-3
--------------------------------------------------------------------------------------------------------------------------------

Alliant Energy Corporation                               $   5,402,830        $    373,917                       $   5,776,747
Alliant Energy SPE LLC                                           3,797               2,017                               5,814
Wisconsin Power and Light Company                           94,562,585          23,098,214                         117,660,799
South Beloit Water, Gas and Electric Company                    24,229              10,620                              34,849
Interstate Power and Light Company                         144,677,746          37,431,997                         182,109,743
Alliant Energy Resources, Inc.                               7,265,672           1,661,021                           8,926,693
Capital Square Financial Corporation                            11,054               2,414                              13,468
Whiting Petroleum Corporation                                   18,445              11,256                              29,701
Alliant Energy Integrated Services Company                     147,188               8,235                             155,423
Schedin & Associates, Inc.                                      16,881               1,710                              18,591
RMT, Inc.                                                      808,974              16,749                             825,723
Heartland Energy Group, Inc.                                    22,903               2,928                              25,831
Cogenex Corporation                                            307,908              39,241                             347,149
Energys, Inc.                                                   28,657               2,900                              31,557
Alliant Energy Transportation, Inc.                             31,417               5,713                              37,130
Cedar Rapids and Iowa City Railway Company                     205,540              17,519                             223,059
IEI Barge Services, Inc.                                        55,465               2,068                              57,533
Transfer Services, Inc.                                         11,495                 870                              12,365
Williams Bulk Transfer Inc.                                     24,212               6,715                              30,927
Alliant Energy Investments, Inc.                                20,417              10,779                              31,196
Heartland Properties, Inc.                                     202,848              35,540                             238,388
Iowa Land and Building Company                                 505,242             188,578                             693,820
Prairie Ridge Business Park, L.C.                                  281                 231                                 512
Heartland Energy Services, Inc.                                 96,709              27,709                             124,418
Village Lakeshares, LP                                           1,372               1,100                               2,472
Alliant Energy International, Inc.                             814,683             208,118                           1,022,801
Peak Pacific Investment Company Ltd.                             7,555               1,799                               9,354
Alliant International New Zealand Limited                       46,499              21,306                              67,805
AER Holding Company                                             13,283               1,864                              15,147
Industrial Energy Applications, Inc.                           193,855              52,629                             246,484
Energy Performance Services, Inc.                               54,914               4,158                              59,072
AEI Holding Company                                              1,299               1,061                               2,360
Alliant Energy Generation, Inc.                                 38,488              21,218                              59,706
SmartEnergy, Inc.                                               11,048               2,835                              13,883
Alliant Energy Synfuel LLC                                       2,325               1,415                               3,740
BFC Gas Company LLC                                              7,716                 112                               7,828

                                                         -----------------------------------------------------------------------
                                           TOTAL         $ 255,645,532        $ 63,276,556              -        $ 318,922,088
--------------------------------------------------------------------------------------------------------------------------------


                        ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                      For the Year Ended December 31, 2002


----------------------------------------------------------------------------------------------------------------------

                                                             ANALYSIS OF BILLING
                                                            NONASSOCIATE COMPANIES
                                                                  ACCOUNT 458

----------------------------------------------------------------------------------------------------------------------

                 NAME OF             DIRECT      INDIRECT     COMPENSATION                  EXCESS          TOTAL
               NONASSOCIATE           COST         COST         FOR USE        TOTAL         OR            AMOUNT
                 COMPANY            CHARGED      CHARGED      OF CAPITAL        COST     DEFICIENCY        BILLED
                                 -------------------------------------------             ------------
                                     458-1        458-2         458-3                        458-4
----------------------------------------------------------------------------------------------------------------------



   None












                                 -------------------------------------------------------------------------------------

                     TOTAL            -             -               -           -            -                -
----------------------------------------------------------------------------------------------------------------------

INSTRUCTION:  Provide a brief description of the services rendered to each nonassociate company.



----------------------------------------------------------------------------------------------------------------------

                                                        ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                                  For the Year Ended December 31, 2002

-----------------------------------------------------------------------------------------------------------------------------------

                                                                              SCHEDULE XVI
                                                                     ANALYSIS OF CHARGES FOR SERVICE
                                                                  ASSOCIATE AND NONASSOCIATE COMPANIES


-----------------------------------------------------------------------------------------------------------------------------------

                                                                    ASSOCIATE COMPANY                   NONASSOCIATE COMPANY
                                                                         CHARGES                              CHARGES
                                                           ------------------------------------------------------------------------

                DESCRIPTION OF ITEMS                            DIRECT      INDIRECT       TOTAL       DIRECT   INDIRECT   TOTAL
                                                                 COST         COST                      COST      COST
-----------------------------------------------------------------------------------------------------------------------------------

920     SALARIES AND WAGES                                 $ 78,037,819    $ 12,377,892  $ 90,415,711                          -
921     OFFICE SUPPLIES AND EXPENSES                         49,974,833               -    49,974,833                          -
922     ADMINISTRATIVE EXPENSE TRANSFERRED -- CREDIT                  -               -             -                          -
923     OUTSIDE SERVICES EMPLOYED                            61,375,327              13    61,375,340                          -
924     PROPERTY INSURANCE                                    6,691,021               -     6,691,021                          -
925     INJURIES AND DAMAGES                                  6,692,752               -     6,692,752                          -
926     EMPLOYEE PENSIONS AND BENEFITS                        2,161,954      20,665,918    22,827,872                          -
928     REGULATORY COMMISSION EXPENSE                         1,599,360         135,322     1,734,682                          -
930.1   GENERAL ADVERTISING EXPENSES                          2,808,172               -     2,808,172                          -
930.2   MISCELLANEOUS GENERAL EXPENSES                        5,714,202         408,408     6,122,610                          -
931     RENTS                                                13,478,408      21,869,246    35,347,654                          -
932     MAINTENANCE OF STRUCTURES AND EQUIPMENT               5,998,177         488,751     6,486,928                          -
403     DEPRECIATION AND AMORTIZATION EXPENSE                 6,209,234               -     6,209,234                          -
408     TAXES OTHER THAN INCOME TAXES                          (207,594)      6,929,344     6,721,750                          -
409     INCOME TAXES                                         (1,075,832)              -    (1,075,832)                         -
410     PROVISION FOR DEFERRED INCOME TAXES                   2,017,775               -     2,017,775                          -
411     PROVISION FOR DEFERRED INCOME TAXES -- CREDIT                 -               -             -                          -
411.5   INVESTMENT TAX CREDIT                                         -               -             -                          -
426.1   DONATIONS                                               703,025          89,621       792,646                          -
426.5   OTHER DEDUCTIONS                                      7,852,438         312,041     8,164,479                          -
427     INTEREST ON LONG-TERM DEBT                                    -               -             -                          -
431     OTHER INTEREST EXPENSE                                4,889,100               -     4,889,100                          -

---------------------------------------------------------------------
INSTRUCTION:  Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

-----------------------------------------------------------------------------------------------------------------------------------
                                       TOTAL EXPENSES =     254,920,171      63,276,556   318,196,727     -        -          -
                                                           ------------------------------------------------------------------------

               COMPENSATION FOR USE OF EQUITY CAPITAL =
                                                           ------------------------------------------------------------------------

    430       INTEREST ON DEBT TO ASSOCIATE COMPANIES =       3,025,450                     3,025,450

                                                           ------------------------------------------------------------------------

                                                           ------------------------------------------------------------------------

                                TOTAL COST OF SERVICE =    $257,945,621    $ 63,276,556  $321,222,177     -        -          -
-----------------------------------------------------------------------------------------------------------------------------------

                                                              ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                                        For the Year Ended December 31, 2002

-------------------------------------------------------------------------------------------------------------------------

                                                                                    SCHEDULE XVI
                                                                           ANALYSIS OF CHARGES FOR SERVICE
                                                                        ASSOCIATE AND NONASSOCIATE COMPANIES

-------------------------------------------------------------------------------------------------------------------------

                                                                                TOTAL CHARGES FOR
                                                                                     SERVICE
                                                                   ------------------------------------------------------

                   DESCRIPTION OF ITEMS                              DIRECT         INDIRECT          TOTAL
                                                                      COST            COST
-------------------------------------------------------------------------------------------------------------------------

920     SALARIES AND WAGES                                         $ 78,037,819    $ 12,377,892    $ 90,415,711
921     OFFICE SUPPLIES AND EXPENSES                                 49,974,833               -      49,974,833
922     ADMINISTRATIVE EXPENSE TRANSFERRED -- CREDIT                          -               -               -
923     OUTSIDE SERVICES EMPLOYED                                    61,375,327              13      61,375,340
924     PROPERTY INSURANCE                                            6,691,021               -       6,691,021
925     INJURIES AND DAMAGES                                          6,692,752               -       6,692,752
926     EMPLOYEE PENSIONS AND BENEFITS                                2,161,954      20,665,918      22,827,872
928     REGULATORY COMMISSION EXPENSE                                 1,599,360         135,322       1,734,682
930.1   GENERAL ADVERTISING EXPENSES                                  2,808,172               -       2,808,172
930.2   MISCELLANEOUS GENERAL EXPENSES                                5,714,202         408,408       6,122,610
931     RENTS                                                        13,478,408      21,869,246      35,347,654
932     MAINTENANCE OF STRUCTURES AND EQUIPMENT                       5,998,177         488,751       6,486,928
403     DEPRECIATION AND AMORTIZATION EXPENSE                         6,209,234               -       6,209,234
408     TAXES OTHER THAN INCOME TAXES                                  (207,594)      6,929,344       6,721,750
409     INCOME TAXES                                                 (1,075,832)              -      (1,075,832)
410     PROVISION FOR DEFERRED INCOME TAXES                           2,017,775               -       2,017,775
411     PROVISION FOR DEFERRED INCOME TAXES -- CREDIT                         -               -               -
411.5   INVESTMENT TAX CREDIT                                                 -               -               -
426.1   DONATIONS                                                       703,025          89,621         792,646
426.5   OTHER DEDUCTIONS                                              7,852,438         312,041       8,164,479
427     INTEREST ON LONG-TERM DEBT                                            -               -               -
431     OTHER INTEREST EXPENSE                                        4,889,100               -       4,889,100

---------------------------------------------------------------------
INSTRUCTION:  Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

-------------------------------------------------------------------------------------------------------------------------
                                          TOTAL EXPENSES =          254,920,171      63,276,556     318,196,727

                                                                   ------------------------------------------------------
                  COMPENSATION FOR USE OF EQUITY CAPITAL =
                                                                   ------------------------------------------------------

        430      INTEREST ON DEBT TO ASSOCIATE COMPANIES =            3,025,450               -       3,025,450

                                                                   ------------------------------------------------------

                                   TOTAL COST OF SERVICE =         $257,945,621    $ 63,276,556    $321,222,177
-------------------------------------------------------------------------------------------------------------------------



                                                              ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                                        For the Year Ended December 31, 2002
------------------------------------------------------------------------------------------------------------------------------------

                                                                                SCHEDULE XVII
                                                                       SCHEDULE OF EXPENSE DISTRIBUTION
                                                                                         BY
                                                                        DEPARTMENT OR SERVICE FUNCTION
------------------------------------------------------------------------------------------------------------------------------------

                                                            TOTAL
         DESCRIPTION OF ITEMS                               AMOUNT    OVERHEAD  Accounting  Administr    Corporate    Elec Sys Maint
------------------------------------------------------------------------------------------------------------------------------------

920      SALARIES AND WAGES                              $  90,415,711        $ 4,483,203   $24,708,616  $ (1,997,369)  $ 2,355,808
921      OFFICE SUPPLIES AND EXPENSES                       49,974,833            821,163    20,547,336       983,560     1,484,813
922      ADMINISTRATIVE EXPENSE TRANSFERRED -- CREDIT                -
923      OUTSIDE SERVICES EMPLOYED                          61,375,340          2,510,384    12,188,127     1,461,178       775,156
924      PROPERTY INSURANCE                                  6,691,021                              780
925      INJURIES AND DAMAGES                                6,692,752                          100,105     2,254,549
926      EMPLOYEE PENSIONS AND BENEFITS                     22,827,872          1,114,166     5,395,331     2,023,548       513,013
928      REGULATORY COMMISSION EXPENSE                       1,734,682            116,376         1,642       133,177         1,186
930.1    GENERAL ADVERTISING EXPENSE                         2,808,172             18,281       121,665                         321
930.2    MISCELLANEOUS GENERAL EXPENSES                      6,122,610             17,079       573,944    (2,911,582)       17,558
931      RENTS                                              35,347,654          1,804,258     7,611,557     1,661,339       515,964
932      MAINTENANCE OF STRUCTURES AND EQUIPMENT             6,486,928              2,497       658,548     2,015,124         1,971
403      DEPRECIATION AND AMORTIZATION EXPENSE               6,209,234                                      6,209,234
408      TAXES OTHER THAN INCOME TAXES                       6,721,750            342,364     1,792,440      (113,702)      184,697
409      INCOME TAXES                                       (1,075,832)                                    (1,075,832)
410      PROVISION FOR DEFERRED INCOME TAXES                 2,017,775                                      2,017,775
411      PROVISION FOR DEFERRED INCOME TAXES -- CREDIT               -
411.5    INVESTMENT TAX CREDIT                                       -
426.1    DONATIONS                                             792,646                          608,222        17,351         1,000
426.5    OTHER DEDUCTIONS                                    8,164,479                            9,560      (426,353)        2,043
427      INTEREST ON LONG-TERM DEBT                                  -
430      INTEREST ON DEBT TO ASSOCIATE COMPANIES             3,025,450                                      3,025,450
431      OTHER INTEREST EXPENSE                              4,889,100                                      4,889,100

--------------------------------------------------------
INSTRUCTION:  Indicate each department or service
function.  (see  Instructions 01-3 General Structure
of Accounting System: Uniform System Account)
------------------------------------------------------------------------------------------------------------------------------------

                                       TOTAL EXPENSES =  $ 321,222,177  $ -   $11,229,771   $74,317,873  $ 20,166,547   $ 5,853,530
------------------------------------------------------------------------------------------------------------------------------------

                                  ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                             For the Year Ended December 31, 2002
--------------------------------------------------------------------------------------------------------

                                                     SCHEDULE XVII
                                            SCHEDULE OF EXPENSE DISTRIBUTION
                                                          BY
                                            DEPARTMENT OR SERVICE FUNCTION
------------------------------------------------------------------------------------------------------------------------------------

Acct
Nbr     Electric T & D   Environmental  Facilities     Finance      Fuels     Gas Acq & Disp  Gas Sys Maint  Gas T & D    Human Res
------------------------------------------------------------------------------------------------------------------------------------

920     $ 3,730,573    $ 1,826,304    $   716,989   $ 2,227,924   $  535,203   $  408,292    $  614,925    $ 481,611   $ 3,809,482
921         393,714        369,156      2,071,785       492,016      139,427       44,707       288,518       74,166       741,280
922
923          50,169        102,046      1,597,646     2,185,354      172,326        1,332     5,558,575        3,836     1,122,407
924                                                   6,090,803          148
925                                                  (2,965,316)
926         837,795        424,029        270,931       539,911      124,120       92,029       139,033      107,568       945,935
928                                                      28,525       31,818                     33,960                        954
930.1         2,228          1,390          1,756           850          100          769                      1,376        34,216
930.2         3,086      1,075,734          2,361     2,063,642       11,175       37,226            24                     62,217
931       1,028,360        512,409        341,019       575,784      139,995       96,682       175,893      118,215       930,077
932          17,323         62,700      3,000,081        21,126        1,141           14                          2        22,574
403
408         290,622        139,801         55,121       168,198       40,944       30,351        47,775       37,651       286,326
409
410
411
411.5
426.1                      111,418                       10,786                                                                175
426.5                           60                      737,452                 1,786,225
427
430
431



-----------------------------------------------------------------------------------------------------------------------------------
        $ 6,353,870    $ 4,625,047    $ 8,057,689   $12,177,055   $1,196,397   $2,497,627    $6,858,703    $ 824,425   $ 7,955,643
------------------------------------------------------------------------------------------------------------------------------------



                                  ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                             For the Year Ended December 31, 2002
------------------------------------------------------------------------------------------------------------------------------------

                                                     SCHEDULE XVII
                                            SCHEDULE OF EXPENSE DISTRIBUTION
                                                      BY
                                            DEPARTMENT OR SERVICE FUNCTION
------------------------------------------------------------------------------------------------------------------------------------


Acct
Nbr    Inform Systems  Internal Audit  Investor Rel    Land & ROW       Legal   Mrkt & Cust Rel  Mtrl Mgmt   Meters   Pwr Eng & Cons
------------------------------------------------------------------------------------------------------------------------------------
920    $ 10,204,953   $  708,966      $        -      $  869,369    $ 2,469,223  $ 18,871,741   $2,783,834  $  548,944  $ 2,161,595
921       6,482,541       83,764          49,805         116,262        959,517     9,538,831      578,666     179,789      754,370
922
923      10,476,817       20,646         134,226         139,761      1,850,865    15,611,161      317,927       6,787      287,603
924                                                                    599,290
925             149                                                  7,303,265
926       2,278,248      146,433                         197,851        542,612     4,077,117      619,088     125,677      498,541
928              52                                        1,716         10,674     1,137,030
930.1        34,027          387                                          6,699     1,581,750        8,533                      425
930.2       372,673        3,460       1,379,657       1,523,434         15,781       381,249      (51,409)        585      220,931
931       9,325,958      162,764                         235,710        542,471     4,748,051      833,969     132,455      751,276
932         544,387          224                             478          4,631        17,166          594         530       99,492
403
408         756,017       48,305                          67,444        177,724     1,348,542      212,394      41,761      164,400
409
410
411
411.5
426.1                      4,365                                                         445
426.5           691                                                      27,765       55,334            16                    2,111
427
430
431



------------------------------------------------------------------------------------------------------------------------------------
       $ 40,476,513   $1,179,314      $1,563,688      $3,152,025   $ 14,510,517  $ 57,368,417   $5,303,612  $1,036,528  $ 4,940,744
------------------------------------------------------------------------------------------------------------------------------------


               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                         For the Year Ended December 31, 2002
----------------------------------------------------------------------------

                                 SCHEDULE XVII
                        SCHEDULE OF EXPENSE DISTRIBUTION
                                          BY
                         DEPARTMENT OR SERVICE FUNCTION
----------------------------------------------------------------------------


Acct
Nbr      Pwr Planning      Pub Affairs        Rates         Transport
----------------------------------------------------------------------------
920     $   3,884,064      $  2,674,469     $   848,396    $   488,596
921         1,230,177         1,045,822          39,614        464,034
922
923         4,124,366         1,121,178        (495,798)        51,265
924
925
926           894,104           617,285         197,377        106,130
928            73,736            69,057          94,779
930.1           4,968           983,219           5,212
930.2         427,767           894,479           1,209            330
931         2,007,758           693,782         281,010        120,898
932            (1,442)           17,505                            262
403
408           296,569           203,584          65,050         37,372
409
410
411
411.5
426.1                            38,884
426.5                         5,969,575
427
430
431



      ----------------------------------------------------------------------
        $  12,942,067      $ 14,328,839     $ 1,036,849    $ 1,268,887
      ----------------------------------------------------------------------

                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                     For the Year Ended December 31, 2002

----------------------------------------------------------------------------------------------------------------------------------

                                                      DEPARTMENTAL ANALYSIS OF SALARIES
                                                                 ACCOUNT 920

----------------------------------------------------------------------------------------------------------------------------------

                                                                         DEPARTMENTAL SALARY EXPENSE
NAME OF DEPARTMENT                                                                                                   NUMBER
                                              -------------------------------------------------------------------
                                                                                  INCLUDED IN AMOUNTS BILLED TO     PERSONNEL
                                                                  --------------------------------------------------------------
indicate each
department or                                          TOTAL            PARENT          OTHER           NON          END OF
service function.                                      AMOUNT           COMPANY       ASSOCIATES     ASSOCIATES      YEAR
--------------------------------------------------------------------------------------------------------------------------------


ACCOUNTING                                    $    4,483,203      $    33,474      $   4,449,729                       90
ADMINISTRATIVE                                    24,708,616          222,015         24,486,601                      312
CORPORATE                                         (1,997,369)         (98,246)        (1,899,123)                       0
ELECTRIC SYSTEM  MAINTENANCE                       2,355,808                -          2,355,808                       25
ELECTRIC TRANS & DISTR                             3,730,573                -          3,730,573                       67
ENVIRONMENTAL                                      1,826,304            3,619          1,822,685                       43
FACILITIES                                           716,989                -            716,989                       21
FINANCE                                            2,227,924           71,237          2,156,687                       41
FUELS                                                535,203                -            535,203                        8
GAS ACQ & DISP                                       408,292                -            408,292                        7
GAS SYSTEM MAINTENANCE                               614,925                -            614,925                       12
GAS TRANS & DISTR                                    481,611                -            481,611                        7
HUMAN RESOURCES                                    3,809,482                -          3,809,482                       73
INFORMATION SYSTEMS                               10,204,953            5,145         10,199,808                      210
INTERNAL AUDIT                                       708,966            5,479            703,487                       10
INVESTOR RELATIONS   (a)                                   -                -                  -                        8
LAND & ROW                                           869,369                -            869,369                       18
LEGAL                                              2,469,223           44,949          2,424,274                       27
MARKETING & CUSTOMER REL                          18,871,741                -         18,871,741                      383
MATERIALS MGMT                                     2,783,834                -          2,783,834                       63
METERS                                               548,944                -            548,944                        9
POWER ENG & CONST                                  2,161,595                -          2,161,595                       37
POWER PLANNING                                     3,884,064                -          3,884,064                       60
PUBLIC AFFAIRS                                     2,674,469           41,596          2,632,873                       67
RATES                                                848,396                -            848,396                       19
TRANSPORTATION                                       488,596                -            488,596                        9

                                              -----------------------------------------------------------------------------------
                                  TOTAL       $   90,415,711      $   329,268      $  90,086,443                    1,626
---------------------------------------------------------------------------------------------------------------------------------


(a)  Salaries charged to Account 930.2

                                        ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                  For the Year Ended December 31, 2002

-------------------------------------------------------------------------------------------------------------------------

                                                        OUTSIDE SERVICES EMPLOYED
                                                               ACCOUNT 923
-------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

-------------------------------------------------------------------------------------------------------------------------

                                                                                     RELATIONSHIP
                                                                                  --------------------

                                                                                    "A" = ASSOCIATE
               FROM WHOM PURCHASED                   ADDRESS                       "NA" = NON
                                                                                          ASSOCIATE         AMOUNT
----------------------------------------------------------------------------------------------------------------------
Accounting/Auditing
Deloitte & Touche                                                                         NA              $ 1,872,017
Arthur Andersen LLP                                                                       NA                  662,147
24 Invoices under $25,000                                                                                      58,708

                                                                                                    ------------------
                                                                           Subtotal                         2,592,872
                                                                                                    ------------------

Document Management
Manpower Inc                                                                              NA                $ 131,311
Data Keep Inc                                                                             NA                   46,850
Options of Linn County                                                                    NA                   44,545
Kenwood Records                                                                           NA                   41,391
478 Invoices under $25,000                                                                                    163,439

                                                                                                    ------------------
                                                                           Subtotal                           427,536
                                                                                                    ------------------

Engineering
Vannguard Utilities Partner Inc                                                           NA              $ 2,821,776
Great Plains Locating Service                                                             NA                2,416,160
Black & Veatch                                                                            NA                  993,557
Key Technical Solutions Inc                                                               NA                  849,273
Translink Development Company                                                             NA                  224,885
Diggers Hotline Inc                                                                       NA                  169,165
CES International                                                                         NA                  162,159
Davis Graham & Stubbs LLP                                                                 NA                  117,262
Intercon Construction Inc                                                                 NA                  114,782
Electric Service Co of Clinton                                                            NA                  101,200
The Brooks Group                                                                          NA                   90,218
Iowa One Call                                                                             NA                   86,311
RealTime Design                                                                           NA                   78,647
Sega Inc                                                                                  NA                   77,747
Energyline Systems                                                                        NA                   70,000
Murphy Brothers Inc                                                                       NA                   61,683
Physics Corp                                                                              NA                   60,939
Employment Contract or Services Inc                                                       NA                   58,185
ESCO Energy Services Co                                                                   NA                   56,685
Engineering Services                                                                      NA                   40,848
Mobile Data Solutions                                                                     NA                   39,219
B C Tower Erection Co                                                                     NA                   39,100
WAAS Consulting                                                                           NA                   39,042
Brennan Marine Co                                                                         NA                   34,255
Dynamotive Corp                                                                           NA                   33,860
Mead & Hunt Inc                                                                           NA                   32,925
Stinson, Morrison, Hecker                                                                 NA                   29,608
Martin Engineering                                                                        NA                   26,260
United Dynamics                                                                           NA                   25,103
415 Invoices under $25,000                                                                                    351,502

                                                                                                    ------------------
                                                                           Subtotal                         9,302,356
                                                                                                    ------------------


                                        ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                  For the Year Ended December 31, 2002

-------------------------------------------------------------------------------------------------------------------------

                                                        OUTSIDE SERVICES EMPLOYED
                                                               ACCOUNT 923
-------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

-------------------------------------------------------------------------------------------------------------------------

                                                                                     RELATIONSHIP
                                                                                  --------------------

                                                                                    "A" = ASSOCIATE
               FROM WHOM PURCHASED                   ADDRESS                       "NA" = NON
                                                                                          ASSOCIATE         AMOUNT
----------------------------------------------------------------------------------------------------------------------
Environmental
Dustcoating Inc                                                                           NA                $ 343,933
GE - Mostardi Platt                                                                       NA                  192,062
Environmental Systems Corp                                                                NA                  137,350
Iowa State University                                                                     NA                  130,408
MRG                                                                                       NA                   95,000
Retec Group                                                                               NA                   34,698
139 Invoices under $25,000                                                                NA                  102,736

                                                                                                    ------------------
                                                                           Subtotal                         1,036,187
                                                                                                    ------------------


Financial
Marsh Inc                                                                                 NA                $ 250,000
Standard & Poors                                                                          NA                  196,950
Offenhauser & Company                                                                     NA                  185,000
Wachovia Securities                                                                       NA                  161,000
GE Global                                                                                 NA                  144,250
Sunguard Treasury                                                                         NA                  110,747
Bowne of Chicago                                                                          NA                   94,769
King & Spalding                                                                           NA                   90,863
Ernst & Young                                                                             NA                   89,470
Dunham Express                                                                            NA                   62,125
Bank One Capital Markets                                                                  NA                   57,666
Franklin Capital                                                                          NA                   50,065
RR Donnelly                                                                               NA                   47,442
US Bank Trust                                                                             NA                   41,446
Bank One                                                                                  NA                   35,264
JP Morgan Chase                                                                           NA                   32,423
Wells Fargo Bank                                                                          NA                   26,082
206 Invoices under $25,000                                                                                    186,262

                                                                                                    ------------------
                                                                           Subtotal                         1,861,824
                                                                                                    ------------------


Fuel Procurement
ISG Resource Inc                                                                          NA                $ 171,000
Winger Contracting Service                                                                NA                   26,245
59 Invoices under $25,000                                                                                      45,856

                                                                                                    ------------------
                                                                           Subtotal                           243,101
                                                                                                    ------------------

                                        ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                  For the Year Ended December 31, 2002

-------------------------------------------------------------------------------------------------------------------------

                                                        OUTSIDE SERVICES EMPLOYED
                                                               ACCOUNT 923
-------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

-------------------------------------------------------------------------------------------------------------------------

                                                                                     RELATIONSHIP
                                                                                  --------------------

                                                                                    "A" = ASSOCIATE
               FROM WHOM PURCHASED                   ADDRESS                       "NA" = NON
                                                                                          ASSOCIATE         AMOUNT
----------------------------------------------------------------------------------------------------------------------
Human Resources
Towers Perrin                                                                             NA                $ 267,351
AON Consulting                                                                            NA                  135,449
The Gray Company                                                                          NA                   75,072
General Medical                                                                           NA                   47,168
DHR International                                                                         NA                   33,027
201 Invoices under $25,000                                                                                    110,771

                                                                                                    ------------------
                                                                           Subtotal                           668,838
                                                                                                    ------------------


Information Technology
EDS Credit Corporation                                                                    NA              $ 9,603,408
Technisource Inc                                                                          NA                2,397,295
Control Installations of Iowa Inc.                                                        NA                1,190,839
User Technology                                                                           NA                  819,548
IBM                                                                                       NA                  792,255
Peoplesoft                                                                                NA                  547,017
LF Contractors                                                                            NA                  525,075
Ariba Inc                                                                                 NA                  290,335
Meta Group Inc.                                                                           NA                  260,476
Comprehensive Computer Consulting                                                         NA                  227,161
Electric Construction Inc                                                                 NA                  213,102
Paragon Development                                                                       NA                  212,785
Skybridge Inc                                                                             NA                  212,304
Acme Electric Co                                                                          NA                  190,677
Inacom Information Systems                                                                NA                  184,784
Smart Solutions Inc                                                                       NA                  164,310
Hewlett Packard                                                                           NA                  137,767
Compuware Corporation                                                                     NA                  131,623
Communications Engineering Co.                                                            NA                  122,013
Integrated Systems International                                                          NA                  121,857
Orion Construction Group                                                                  NA                  105,194
Westphal & Co                                                                             NA                  101,453
Teamsoft Inc                                                                              NA                   96,353
Optavia Corp                                                                              NA                   83,540
Integrated Information                                                                    NA                   72,495
MRO Software                                                                              NA                   53,704
Intellimark Incorporated                                                                  NA                   48,848
KBA Capital Intelligence                                                                  NA                   39,536
Cellxion Inc                                                                              NA                   39,175
Verifications  Inc                                                                        NA                   33,563
Management Recruiters of Wildwood                                                         NA                   32,500
Cognos Corp                                                                               NA                   25,423
480  Invoices under $25,000                                                                                   533,867

                                                                                                    ------------------
                                                                           Subtotal                        19,610,282
                                                                                                    ------------------

                                        ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                  For the Year Ended December 31, 2002

-------------------------------------------------------------------------------------------------------------------------

                                                        OUTSIDE SERVICES EMPLOYED
                                                               ACCOUNT 923
-------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

-------------------------------------------------------------------------------------------------------------------------

                                                                                     RELATIONSHIP
                                                                                  --------------------

                                                                                    "A" = ASSOCIATE
               FROM WHOM PURCHASED                   ADDRESS                       "NA" = NON
                                                                                          ASSOCIATE         AMOUNT
----------------------------------------------------------------------------------------------------------------------
Legal & Regulatory
Foley & Lardner                                                                           NA                $ 914,918
Whyte Hirschboeck Dudek SC                                                                NA                  374,338
McDermott Will & Emery                                                                    NA                  299,088
Thelen Reid & Priest LLP                                                                  NA                  216,686
Morgan Lewis & Bockius LLP                                                                NA                  203,579
Iowa Utility Association                                                                  NA                  176,079
Moodys Investors Service Inc                                                              NA                  168,250
Defrees & Fiske                                                                           NA                  130,581
Nyemaster Law Firm                                                                        NA                  111,555
Graham Land Acquisition                                                                   NA                  108,562
Lexecon                                                                                   NA                  105,199
Brown Winnick Graves & Gross                                                              NA                   91,893
Pacific Economics Group                                                                   NA                   69,965
Wixted Pope Nora & Associates                                                             NA                   67,403
Bradley & Riley PC                                                                        NA                   43,398
James H Vander                                                                            NA                   36,000
We Energies                                                                               NA                   33,905
AUS Consultants                                                                           NA                   32,009
Andersen Corporation                                                                      NA                   29,159
McCarthy Sweeney & Harkaway PC                                                            NA                   28,940
Linquist & Vennum PLLP                                                                    NA                   28,692
Hunton & Williams                                                                         NA                   28,405
Tegarden & Associates Inc                                                                 NA                   27,212
Pearl Meyer & Partners                                                                    NA                   25,995
Navigant Consultants                                                                      NA                   25,687
509 Invoices under $25,000                                                                                    442,186

                                                                                                    ------------------
                                                                           Subtotal                         3,819,684
                                                                                                    ------------------

                                        ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                  For the Year Ended December 31, 2002

-------------------------------------------------------------------------------------------------------------------------

                                                        OUTSIDE SERVICES EMPLOYED
                                                               ACCOUNT 923
-------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

-------------------------------------------------------------------------------------------------------------------------

                                                                                     RELATIONSHIP
                                                                                  --------------------

                                                                                    "A" = ASSOCIATE
               FROM WHOM PURCHASED                   ADDRESS                       "NA" = NON
                                                                                          ASSOCIATE         AMOUNT
----------------------------------------------------------------------------------------------------------------------

Marketing & Customer Relations
Iowa Dept of Human Services                                                               NA              $ 1,233,000
Regulus                                                                                   NA                1,016,602
Micon Inc                                                                                 NA                  809,875
Michaels Engineering Inc                                                                  NA                  530,377
RMT                                                                                        A                  405,706
EPRI                                                                                      NA                  299,669
Adecco Employment Services                                                                NA                  285,832
Energy Services Inc                                                                       NA                  260,000
CustomerLink                                                                              NA                  222,763
UMS Group North America Inc                                                               NA                  198,809
Harte-Hanks Data Technologies                                                             NA                  197,674
Unison Solutions                                                                          NA                  157,884
Global Energy Partners LLC                                                                NA                  154,057
Reindl Printing Inc                                                                       NA                  153,900
Geonetric Technologies LLC                                                                NA                  139,116
Research International                                                                    NA                  129,326
A-Tec Energy Company                                                                      NA                  127,704
Twenty First Century                                                                      NA                  115,915
CSG Services                                                                              NA                  111,334
K W Engineering                                                                           NA                  106,060
Perennial Energy Inc                                                                      NA                   96,569
Berthel Fischer                                                                           NA                   87,699
Aspect Communications                                                                     NA                   85,842
Opex Corp                                                                                 NA                   83,202
Global Energy Options                                                                     NA                   79,625
Accurate Business Service                                                                 NA                   76,211
Language Line Services                                                                    NA                   66,782
Nexus Energy Software                                                                     NA                   66,533
J D Power & Associates                                                                    NA                   65,000
CMRS TMS 104677                                                                           NA                   62,018
High Voltage Equipment                                                                    NA                   50,000
Eilertson Inc                                                                             NA                   44,420
Frohman & Associates                                                                      NA                   43,658
Wegner CPAS, LLC                                                                          NA                   43,465
Saratoga Systems Inc                                                                      NA                   41,536
Industrial Refrigeration                                                                  NA                   41,431
Teksystems                                                                                NA                   40,876
DAIS Analytic Corporation                                                                 NA                   37,199
Tension Envelope Co                                                                       NA                   35,108
Wolter Hydraulics & Power Systems                                                         NA                   34,253
Itron Inc                                                                                 NA                   30,241
Fabco Equipment Inc                                                                       NA                   28,500
Rivkin & Associates Inc                                                                   NA                   28,000
Tech Resources Inc                                                                        NA                   27,000
730  Invoices under $25,000                                                                                   795,163

                                                                                                    ------------------
                                                                           Subtotal                         8,745,934
                                                                                                    ------------------

                                        ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                  For the Year Ended December 31, 2002

-------------------------------------------------------------------------------------------------------------------------

                                                        OUTSIDE SERVICES EMPLOYED
                                                               ACCOUNT 923
-------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

-------------------------------------------------------------------------------------------------------------------------

                                                                                     RELATIONSHIP
                                                                                  --------------------

                                                                                    "A" = ASSOCIATE
               FROM WHOM PURCHASED                   ADDRESS                       "NA" = NON
                                                                                          ASSOCIATE         AMOUNT
----------------------------------------------------------------------------------------------------------------------
Miscellaneous Facilities
Midwest Patrol                                                                            NA              $ 1,282,564
Shive Hattery Inc                                                                         NA                  417,547
Quest Government Services Inc                                                             NA                  379,606
Per Mar Security                                                                          NA                  377,405
Montgomery Watson Harza                                                                   NA                  311,757
Qwest Comm Services Inc                                                                   NA                  297,218
Triplett Companies                                                                        NA                  186,168
Sand Communications                                                                       NA                  113,978
Computerized Facility                                                                     NA                   96,751
FBG Service Corporation                                                                   NA                   83,178
Frank Millard & Company Inc                                                               NA                   75,494
Interstate Roofing Co                                                                     NA                   72,721
Morton Buildings                                                                          NA                   70,000
Powernet Consulting                                                                       NA                   63,000
Nelson Electric Company                                                                   NA                   51,326
Gerardy Construction Inc                                                                  NA                   50,910
M & M Enterprises                                                                         NA                   33,016
Pinkertons Inc                                                                            NA                   31,006
Facility Now Inc                                                                          NA                   31,300
Ijet Travel Intelligence Inc                                                              NA                   28,578
Krantz Electric                                                                           NA                   28,200
Philipp Trucking Inc                                                                      NA                   25,580
399  Invoices under $25,000                                                                                   280,058

                                                                                                    ------------------
                                                                           Subtotal                         4,387,361
                                                                                                    ------------------


Power Planning Services
American Transmission Company                                                              A              $ 3,646,352
Top Echelon Construction                                                                  NA                  414,637
Midwest Independent Transmission System                                                   NA                  300,500
Ulteig Engineering                                                                        NA                  197,434
University of North Dakota                                                                NA                  144,000
Mid American Energy Company                                                               NA                  123,011
Pricewaterhouse                                                                           NA                   73,502
Utility Service Associates Inc                                                            NA                   47,594
Open Access Technology International                                                      NA                   42,983
Analysis Group / Economics                                                                NA                   42,676
University of Wisconsin                                                                   NA                   40,896
Active Thermal Concepts                                                                   NA                   28,136
164  Invoices under $25,000                                                                                   238,895

                                                                                                    ------------------
                                                                           Subtotal                         5,340,616
                                                                                                    ------------------

                                        ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                  For the Year Ended December 31, 2002

-------------------------------------------------------------------------------------------------------------------------

                                                        OUTSIDE SERVICES EMPLOYED
                                                               ACCOUNT 923
-------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

-------------------------------------------------------------------------------------------------------------------------

                                                                                     RELATIONSHIP
                                                                                  --------------------

                                                                                    "A" = ASSOCIATE
               FROM WHOM PURCHASED                   ADDRESS                       "NA" = NON
                                                                                          ASSOCIATE         AMOUNT
----------------------------------------------------------------------------------------------------------------------
Public Relations
J & A Printing                                                                            NA                $ 152,416
Frank Magid and Associates                                                                NA                   57,717
Stellent Inc                                                                              NA                   53,161
Contextual Analysis LLC                                                                   NA                   42,247
Blue Spark                                                                                NA                   42,000
Anzalone Liszt Research                                                                   NA                   41,500
Corporate Executive Board                                                                 NA                   32,500
Suttle Press                                                                              NA                   30,039
263 Invoices under $25,000                                                                                    192,615

                                                                                                    ------------------
                                                                           Subtotal                           644,195
                                                                                                    ------------------
Training
Right Management Consultants Inc                                                          NA                $ 284,783
WD Associates                                                                             NA                  118,295
Center For Organization Effectiveness                                                     NA                   75,686
GeoLearning System                                                                        NA                   41,500
Element K LLC                                                                             NA                   27,250
57  Invoices under $25,000                                                                                    163,897

                                                                                                    ------------------
                                                                           Subtotal                           711,411
                                                                                                    ------------------


Utility Operations
Alliant Energy Resources Inc                                                               A                $ 739,628
Interstate Power & Light Company                                                           A                  448,263
Wisconsin Power & Light Company                                                            A                  670,267
Alliant Energy Integrated Services                                                         A                   40,429


                                                                                                    ------------------
                                                                           Subtotal                         1,898,587
                                                                                                    ------------------


Other
Peregrine Systems                                                                         NA                 $ 44,203
(Fleet Mgmt System)
137  Misc. General & Other under $25,000                                                                       40,353

                                                                                                    ------------------
                                                                           Subtotal                            84,556
                                                                                                    ------------------





----------------------------------------------------------------------------------------------------------------------
                                                                              TOTAL                      $ 61,375,340
----------------------------------------------------------------------------------------------------------------------

                                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                    For the Year Ended December 31, 2002

----------------------------------------------------------------------------------------------------------

                                                       EMPLOYEE PENSIONS AND BENEFITS
                                                                 ACCOUNT 926

----------------------------------------------------------------------------------------------------------

                  INSTRUCTIONS:   Provide a listing of each pension plan and benefit program provided by the service company.  Such listing should be limited to $25,000.

----------------------------------------------------------------------------------------------------------

                  DESCRIPTION                                                            AMOUNT

----------------------------------------------------------------------------------------------------------

Medical                                                                               $   8,448,695
Pension                                                                                   8,152,150
401-K                                                                                     2,449,963
Post Retirement Benefits                                                                  1,463,698
Dental                                                                                      756,060
Life Insurance                                                                              241,377
Long Term Disability                                                                        218,433
Tuition Reimbursement                                                                       196,790
Employee Relocation                                                                         137,928
Service Award Program                                                                        75,675
Other                                                                                       687,103




















                                                                                      --------------------
                                                                               TOTAL  $  22,827,872
----------------------------------------------------------------------------------------------------------

                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                     For the Year Ended December 31, 2002

---------------------------------------------------------------------------------------------------------------------------------

                                                         GENERAL ADVERTISING EXPENSES
                                                                ACCOUNT 930.1

---------------------------------------------------------------------------------------------------------------------------------

                                               INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1
                                                              "General Advertising Expenses", classifying the items according to the nature of the advertIsing and as defined in the account definition.  If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

---------------------------------------------------------------------------------------------------------------------------------

                        DESCRIPTION                                     NAME OF PAYEE                            AMOUNT

---------------------------------------------------------------------------------------------------------------------------------
Advertising in newspapers, periodicals, billboards, radio, etc.      Yellow Page Control Ltd                  $   360,810
                                                                     Madison Newspapers Inc                        91,974
                                                                     The Gazette Company                           87,196
                                                                     Onmedia                                       84,222
                                                                     WMTV Madison                                  83,768
                                                                     Cedar Rapids Television Company               81,212
                                                                     WISC TV                                       63,352
                                                                     Wisconsin Sports Development Corp             50,000
                                                                     Des Moines Register                           49,842
                                                                     Milwaukee Journal Sentinel                    47,681
                                                                     Telegraph Herald                              42,283
                                                                     KIMT-TV                                       36,600
                                                                     KWQC TV                                       35,750
                                                                     Hearst-Argyle Television                      31,514
                                                                     Raycom US/KWWL                                29,935
                                                                     Gray Television                               26,610
                                                                     KAAL TV                                       25,885
                                                                     Penton Media Inc                              25,551
                                                                     Iowa Farmer Today                             25,327
                                                                     North Iowa Media Group                        22,939
                                                                     Good Karma Broadcasting LLC                   20,005
                                                                     KCRG TV                                       20,000
                                                                     Chicago Tribune                               19,695
                                                                     Journal Sentinel Inc                          18,503
                                                                     Houck Motor Coach Advertising                 16,684
                                                                     American Telemarketing Services               16,436
                                                                     New York Times/WHO-TV                         16,384
                                                                     University of Northern Iowa                   15,000
                                                                     Iowa Department of Natural Resources          12,000
                                                                     The Spokesman                                 11,129
                                                                     Clinton Herald                                10,548
                                                                     WISN-TV                                       10,476
                                                                     Channel 3000                                  10,000

                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                     For the Year Ended December 31, 2002

---------------------------------------------------------------------------------------------------------------------------------

                                                         GENERAL ADVERTISING EXPENSES
                                                                ACCOUNT 930.1

---------------------------------------------------------------------------------------------------------------------------------

                                               INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1
                                                              "General Advertising Expenses", classifying the items according to the nature of the advertIsing and as defined in the account definition.  If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

---------------------------------------------------------------------------------------------------------------------------------

                        DESCRIPTION                                     NAME OF PAYEE                            AMOUNT

---------------------------------------------------------------------------------------------------------------------------------

                                                                     Television Wisconsin                          10,000
                                                                     Recourse Communications, Inc                   8,899
                                                                     WQAD TV                                        8,700
                                                                     Obie Media Corporation                         7,313
                                                                     Agri-View                                      5,728
                                                                     Corporate Corridors                            4,124
                                                                     Madison Times Weekly Newspaper                 4,375
                                                                     Ovation Interactive                            4,362
                                                                     Star Tribune                                   4,361
                                                                     Wisconsin Newspaper Association                4,220
                                                                     St. Louis Post Dispatch                        4,121
                                                                     Houston Chronicle                              4,053
                                                                     Media General                                  4,000
                                                                     KCCI TV                                        4,000
                                                                     Unified Newspaper Group Publications           3,271
                                                                     Waupaca Publish                                3,036

Advertising matter such as posters, bulletins, booklets and
related items                                                        Solbergs                                      77,600
                                                                     Top Promotions                                32,873
                                                                     Weitz Sign Co                                 17,310
                                                                     Trade Show Marketing                           6,208
                                                                     Culver Company, Inc                            4,494
                                                                     Delite Outdoor Advertising Inc                 4,400
                                                                     Fabtech International                          4,400
                                                                     Presentations, Inc                             4,183

Fees and expenses of advertising agencies and commercial
artists                                                              Franklin Capital Corporation                 293,627
                                                                     Iowa Teleproduction Center Inc               143,578
                                                                     Frank N Magid Associates Inc                  60,000
                                                                     Tweedee Productions                           35,268
                                                                     CMF&Z                                         30,233
                                                                     Geonetric Technologies LLC                     9,965

                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                     For the Year Ended December 31, 2002

---------------------------------------------------------------------------------------------------------------------------------

                                                         GENERAL ADVERTISING EXPENSES
                                                                ACCOUNT 930.1

---------------------------------------------------------------------------------------------------------------------------------

                                               INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1
                                                              "General Advertising Expenses", classifying the items according to the nature of the advertIsing and as defined in the account definition.  If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

---------------------------------------------------------------------------------------------------------------------------------

                        DESCRIPTION                                     NAME OF PAYEE                            AMOUNT

---------------------------------------------------------------------------------------------------------------------------------

                                                                     Customized Newspaper Association               7,391
                                                                     Slack Attack Communications                    7,265
                                                                     Morgan & Myers Inc                             5,000
                                                                     Bader Rutter & Associates Inc                  5,000
                                                                     Henry Russell Bruce Inc                        5,000
                                                                     Metro Studios                                  3,472
                                                                     Design Promotions Inc                          3,397

Supplies and expenses in preparing advertising materials             Options of Linn County                        11,958
                                                                     Midland Paper                                  9,104
                                                                     Steen-Maeck Paper Company                      8,843
                                                                     Kinko's                                        5,768
                                                                     Heinrich Envelope                              5,153
                                                                     Paragon Development Systems, Inc               3,422

Printing of booklets, dodgers, bulletins, etc.                       Reindl Printing                               51,740
                                                                     Cedar Graphics                                50,423
                                                                     Accurate Business Service of Madison          19,944
                                                                     J & A Printing                                17,752
                                                                     Insty Prints                                  10,274
                                                                     Cornerstone Press                              7,630
                                                                     Scott Printing                                 4,233
                                                                     Print Technologies                             3,661

Other - Customer Information                                         569  Invoices Under $3,000                   166,106
Other - Public Relations                                             89  Invoices Under $3,000                     37,006
Other - Employment Advertising                                       47 Invoices Under $3,000                      18,599
Other - Economic Development                                         28  Invoices Under $3,000                     11,373
Other                                                                66 Invoices Under $3,000                      20,645


---------------------------------------------------------------------------------------------------------------------------------
                                                                                              TOTAL           $ 2,808,172
---------------------------------------------------------------------------------------------------------------------------------


                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                     For the Year Ended December 31, 2002

-----------------------------------------------------------------------------------------------------------------------------

                                                        MISCELLANEOUS GENERAL EXPENSES
                                                                ACCOUNT 930.2

-----------------------------------------------------------------------------------------------------------------------------

                                        INSTRUCTIONS: Provide a listing of the amount included in Account 930.2,
                                                      "Miscellaneous General Expenses", classifying such expenses according to their nature.  Payments and expenses permitted by
                                                      Section 321(b)(2) of the Federal Election Campaign Act, as
                                                      amended by Public Law 94-283 in 1976 (2 U.S.C. ~ 441(b)(2)
                                                      shall be separately classified.

-----------------------------------------------------------------------------------------------------------------------------

                                    DESCRIPTION                                                     AMOUNT

-----------------------------------------------------------------------------------------------------------------------------
Industry Dues, Memberships and Fees                                                             $  3,180,403
Investor Communication                                                                             1,886,573
Land & Land Rights                                                                                 1,570,172
Research Support                                                                                   1,388,055
Director Fees                                                                                        576,329
Miscellaneous Insurance                                                                              211,332
Other                                                                                                298,098
Intercompany Cash Transfers                                                                       (2,988,352)

















-----------------------------------------------------------------------------------------------------------------------------
                                                                                   TOTAL        $  6,122,610
-----------------------------------------------------------------------------------------------------------------------------

                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                     For the Year Ended December 31, 2002

------------------------------------------------------------------------------------------------------------------------------

                                                                    RENTS
                                                                 ACCOUNT 931

------------------------------------------------------------------------------------------------------------------------------

                                         INSTRUCTIONS: Provide a listing of the amount included in Account 931, "Rents", classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of
                                                       Accounts.

------------------------------------------------------------------------------------------------------------------------------

             TYPE OF PROPERTY                                                           AMOUNT

------------------------------------------------------------------------------------------------------------------------------

Facilities Rental                                                                  $  24,934,868
Software Rental                                                                        5,424,674
Equipment Rental                                                                       4,988,112































------------------------------------------------------------------------------------------------------------------------------
                                                                           TOTAL   $  35,347,654
------------------------------------------------------------------------------------------------------------------------------

                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                     For the Year Ended December 31, 2002

--------------------------------------------------------------------------------------------------------------------------------

                                                        TAXES OTHER THAN INCOME TAXES
                                                                 ACCOUNT 408

--------------------------------------------------------------------------------------------------------------------------------

                                                INSTRUCTIONS: Provide an analysis of Account 408, "Taxes Other than Income
                                                              Taxes".  Separate the analysis into two groups: (1) other than
                                                              U.S. Government taxes, and (2) U.S. Government taxes.  Specify each of the various kinds of taxes and show the amounts thereof.
                                                              Provide a subtotal for each class of tax.


--------------------------------------------------------------------------------------------------------------------------------

                                     KIND OF TAX                                                        AMOUNT


--------------------------------------------------------------------------------------------------------------------------------

Other Than U.S. Government Taxes
Franchise Taxes                                                                                          $   102,259
Property Taxes                                                                                                 1,982
State Unemployment                                                                                           207,461
                                                                                                  --------------------
                                                                                       Subtotal              311,702
                                                                                                  --------------------

U.S. Government Taxes
Social Security                                                                                            6,287,866
Federal Unemployment                                                                                         122,182
                                                                                                  --------------------
                                                                                       Subtotal            6,410,048
                                                                                                  --------------------





















-------------------------------------------------------------------------------------------------------------------------
                                                                                     TOTAL               $ 6,721,750
-------------------------------------------------------------------------------------------------------------------------

                                     ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                               For the Year Ended December 31, 2002

------------------------------------------------------------------------------------------------------------------------------------

                                                             DONATIONS
                                                           ACCOUNT 426.1

------------------------------------------------------------------------------------------------------------------------------------
                                         INSTRUCTIONS: Provide a listing of the amount included in Account 426.1,
                                                       "Donations", classifying such expenses by its purpose.  The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.

------------------------------------------------------------------------------------------------------------------------------------

                                                            PURPOSE OF
            NAME OF RECIPIENT                               DONATION                                                    AMOUNT

------------------------------------------------------------------------------------------------------------------------------------

Riverland Conservancy                                Conservation Project                                            $  53,600
Rhythm & Booms                                       Annual Sponsorship Fireworks Display - Madison                     28,750
Cedar Rapids Symphony                                Sponsor Discovery Series Concert                                   20,000
River Valley Initiative                              Sponsorship                                                        20,000
Operation Fresh Start                                Support Riverland Conservancy                                      15,302
Utility Business Education Coalition                 Support President's Education Leadership Team                      15,000
Buckets for Hunger                                   Annual Sponsorship                                                 15,000
Fifth Season Race                                    Sponsor Annual Race                                                15,000
Juvenile Diabetes Research Foundation                Year End Fund Drive                                                15,000
The Nature Conservancy                               Corporate Partnership - Intern'l Leadership Council                15,000
Friends of Madison Civic Center                      Sponsor 2002 U.S. Conference                                       12,500
Reindl Printing                                      Project Care Bill Insert                                           11,573
Suttle Straus                                        2002 Foundation Annual Report                                      11,218
Madison YWCA                                         Racial Justice Initiative Support                                  10,000
Urban League of Greater Madison                      Pearl Level Sponsor Spring Int                                     10,000
Genesis Development Corp                             Sponsor Start-Up Phase of Incubator                                10,000
Wisc Chamber of Commerce Foundation                  Sponsor Wisconsin Jobs Iniative                                    10,000
Boys & Girls Club Madison                            Inaugural Fund Sponsor                                             10,000
Community Theatre of Cedar Rapids                    Sponsor Production of Wizard of Oz                                 10,000
Energy for Wildlife Program                          Annual Membership                                                  10,000
Iowa Foster & Adoptive Parents Association           Inaugural Fund Sponsor                                             10,000
Iowa Value Added                                     Final payment of grant from Economic Development                   10,000
Second Harvest Food Bank Madison                     Year End Fund Drive                                                10,000
The Salvation Army Madison                           Year End Fund Drive                                                10,000
University of Wisconsin System                       Sponsor Economic Summit                                            10,000
United Way Services, Inc Dubuque                     Service Appeal                                                      7,000
Erickson Publishing                                  Sponsor Women's and Kid's Expo                                      6,500
Dubuque Symphony Orchestra                           Sponsor Annual Pops Concert                                         5,500
Wisconsin Historical Foundation                      Corporate Sponsorship Program                                       5,000
Sheboygan Falls Main St Foundation, Inc              Sponsor Park Development & Low Int Loan Program                     5,000
University of Iowa Foundation                        Season Donation                                                     5,000
Timberlake Playhouse                                 Challenge Grant for New Lighting System                             5,000
Iowa Hospital Association                            Sponsor Medicare Payment Equity Campaign                            5,000
Iowa Department of Economic Development              Sponsor Fee                                                         5,000
NAACP Madison                                        Sponsor Freedom Fund Banquet                                        5,000
Wisconsin Foundation for the Arts                    Sponsor  Award Ceremony                                             5,000
Hillcrest Family Services                            Reflections in the Park - Dubuque                                   4,000
Boston College                                       Support Center for Corporate Citizens                               3,500
Cedar Rapids Area Cultural Alliance                  Sponsor Website                                                     3,500
African American Heritage Foundation                 Sponsor Annual Banquet                                              3,000
Junior Achievement                                   2002 Fund Drive                                                     3,000
Support our Schools Dubuque                          Ballot Issue Support                                                3,000
The University of Illinois                           Sponsor Power Affiliate                                             3,000
Other                                                772  Invoices                                                     342,703
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                           TOTAL     $ 792,646
----------------------------------------------------------------------------------------------------------------------------------

                                         ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                   For the Year Ended December 31, 2002

----------------------------------------------------------------------------------------------------------------------------------

                                                             OTHER DEDUCTIONS
                                                              ACCOUNT 426.5

----------------------------------------------------------------------------------------------------------------------------------

                                            INSTRUCTIONS: Provide a listing of the amount included in Account 426.5,
                                                          "Other Deductions", classifying such expenses according to their nature.


----------------------------------------------------------------------------------------------------------------------------------

        DESCRIPTION                                        NAME OF PAYEE                                AMOUNT


----------------------------------------------------------------------------------------------------------------------------------

Advertising                                                                                       $   3,442,410
Civic, Political and Related Activities                                                               2,581,732
Life Insurance                                                                                        1,023,855
Interest on Key Employee Deferred Comp                                                                  251,000
Weather Hedge                                                                                         1,786,224
Other                                                                                                   104,258
Recovery of 1998 Merger Costs                                                                        (1,025,000)


























----------------------------------------------------------------------------------------------------------------------------------
                                                                                       TOTAL      $   8,164,479
----------------------------------------------------------------------------------------------------------------------------------


                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                     For the Year Ended December 31, 2002

----------------------------------------------------------------------------------------------------------------------------------

                                                                SCHEDULE XVIII
                                                         NOTES TO STATEMENT OF INCOME

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

                          INSTRUCTIONS:           The space below is provided for important notes regarding the
                                                  Statement of Income or any account thereof.  Furnish particulars as to any significant increases and services rendered or expenses incurred during the year.  Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


See Schedule XIV - Notes to Financial Statements.





























----------------------------------------------------------------------------------------------------------------------------------


                                      ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                 Executive Organization Chart
                                                    At December 31, 2002

                                              --------------------------------------


                                                   Chairman of the Board and
                                                  Chief Executive Officer

                                              --------------------------------------





------------------------------------------------------------------------------------------------------------------------------------

----------------  -----------------------  ------------------  --------------------    -------------------------   --------------
 Executive              Executive             Executive          Executive                Executive                  President
Vice President      Vice President -        Vice President -    Vice President           Vice President and
- Generation        Business Development    Energy Delivery    and General Counsel      Chief Financial Officer

----------------  -----------------------  ------------------  --------------------    -------------------------   --------------


-------------------                         ------------------  --------------------   -------------------------   -----------------
 Vice President                              Vice President -   Corporate Secretary        Vice President -         Vice President -
 -  Performance                                Customer                                     Controller and           Infrastructure
  Engineering                                 Operations                                 Chief Accounting Officer     Security
 and Environmental                          ------------------  --------------------    -------------------------  -----------------
-------------------
                                            ------------------  --------------------    -------------------------
                                             Vice President -      Assistant               Vice President -
                                            Engineering, Sales     Corporate              Financial Planning
                                              and Marketing         Secretary            and Strategic Projects
                                            ------------------  --------------------    ------------------------

                                                                --------------------    ------------------------
                                                                   Assistant               Vice President
                                                                   Corporate                  and
                                                                    Secretary               Treasurer
                                                                --------------------    ------------------------


                                                                                        ------------------------
                                                                                           Assistant
                                                                                           Treasurer

                                                                                        ------------------------

                                                                                         ------------------------
                                                                                            Assistant
                                                                                            Treasurer

                                                                                         ------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                              Methods of Allocation


  Ratio                                  Description

1    Units Sold or Transported Ratio
     A ratio, based on appropriate Client Company electric, gas, steam or water units of sale and/or transport, excluding intra-system sales, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and foreign utility company affiliates for which the Service Company provides energy related services, where applicable). The product-specific units of sales are domestic kilowatt-hour electric sales, dekatherms of gas sold or transported , units of water, or units of steam. A separate ratio will be calculated and used for each utility type (electric, gas, water and steam).

2    Electric Peak Load Ratio
     A ratio, based on the sum of the monthly domestic firm electric maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

3    Number of Customers Ratio
     A ratio, based on the sum of the firm domestic electric customers (and/or gas customers, where applicable) at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

4    Number of Employees Ratio
     A ratio, based on the sum of the number of employees at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company or Service Company Function and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates for which the Service Company provides services, where applicable) and/or the Service Company.

5    Construction Expenditures Ratio
     A ratio, based on construction expenditures for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies. To the extent possible, costs will be segregated by utility type (i.e., electric, gas, water, steam etc.) as well as by function (i.e., production, transmission, distribution and general). If any remaining construction-related costs are common to all utility types, such common costs will be allocated between utility types and functions based on the total of all construction expenditures.

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                              Methods of Allocation


  Ratio                                  Description

Continued:

 6   Circuit Miles of Electric Distribution Lines Ratio
     A ratio, based on installed circuit miles of domestic electric distribution lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

 7   Number of Meters Ratio
     A ratio, based on the sum of the number of installed electric meters (and/or gas, water or steam meters, where applicable) at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies. A separate ratio will be calculated and used for each utility type (i.e. electric, gas, water, steam etc.).

 8   Total Assets Ratio
     A ratio, based on the sum of the total assets at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates for which the Service Company provides services, where applicable).

 9   Circuit Miles of Electric Transmission Lines Ratio
     A ratio, based on installed circuit miles of electric transmission lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

 10  Number of Central Processing Unit Seconds Ratio
     A ratio, based on the number of central processing unit seconds expended to execute mainframe computer software applications for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company or Service Company Function, and the denominator of which is for all Client Companies, (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates, where applicable) and/or the Service Company.

 11  Gross Plant Ratio
     A ratio, based on the sum of direct plant at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all
     Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates, where applicable).

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                              Methods of Allocation


  Ratio                                  Description

Continued:

12   Materials, Supplies and Services Ratio
     A ratio, based on the sum of materials, supplies and services, either issued from inventory or directly purchased, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company, or function, and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates for which the Service Company provides services, where applicable) and/or the Service Company.

13   Tons of Coal Burned Ratio
     A ratio, based on the tons of coal burned for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

14   Gallons of Oil Burned Ratio
     A ratio, based on the gallons of oil burned for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

15   Dekatherms of Gas Ratio
     A ratio, based on the dekatherms of gas purchased for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

16   MCF Peak Load Ratio
     A ratio, based on the sum of the monthly gas maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

17   Feet of Gas Line Ratio
     A ratio, based on installed footage of gas lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

18   Feet of Steam Distribution Lines Ratio
     A ratio, based on installed footage of steam lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                              Methods of Allocation


  Ratio                                  Description

Continued:

19   Steam Peak Load Ratio
     A ratio, based on the sum of the monthly steam maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

20   Feet of Water Distribution Lines Ratio
     A ratio, based on installed footage of water lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

21   Water Peak Load Ratio
     A ratio, based on the sum of the monthly water maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

22   Number of Bills Ratio
     A ratio, based on the sum of the number of monthly bills issued, for the immediately preceding twelve calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

23   General Ratio
     A ratio based on the sum of all Service Company expenses directly assigned or allocated, based on allocators other than this "General Ratio" to Client Companies (excluding fuel, gas, purchased power and the cost of goods sold) for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company or Function and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates, where applicable) and/or the Service Company. As used herein, "cost of goods sold" represents materials that are resold to the ultimate consumer.

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

           Annual Statement of Compensation for Use of Capital Billed


The following annual statement was supplied to each associate company in support of the amount of compensation for use of capital billed during 2002.

In accordance with Instruction 01-12 of the Securities and Exchange Commission's Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Alliant Energy Corporate Services, Inc. submits the following information on the billing of interest on borrowed funds to associate companies for the year 2002:

     A. Amount of interest billed to associate companies is contained on page 25, Analysis of Billing, as part of the direct costs charged.

     B. The basis for billing of interest to the associate companies is based on the daily outstanding balance of all loans outstanding during the month.

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                Signature Clause


     Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.


             Alliant Energy Corporate Services, Inc.
        ------------------------------------------------
                   (Name of Reporting Company)


     By:           /s/ John E. Kratchmer
        ------------------------------------------------
                  (Signature of Signing Officer)


    John E. Kratchmer, Vice President - Controller and Chief Accounting Officer
   ----------------------------------------------------------------------------
                     (Printed Name and Title of Signing Officer)



  Date:      May 1, 2003
        ---------------------